As Filed with the Securities and Exchange Commission on November 19, 2012  Registration No.   333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EASTGATE ACQUISITIONS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

 2834

   87-0639378

    (State or jurisdiction of

(Primary Standard Industrial

(I.R.S. Employer

incorporation or organization)

Classification Code Number)

Identification Number)

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109

(801) 322-3401)

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Anna Gluskin

c/o Eastgate Acquisitions Corporation

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109

(801) 322-3401)

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

 Copy to:

Leonard E. Neilson, Esq.

Leonard E. Neilson, P.C.

8160 South Highland Drive, Suite 209

Sandy, Utah 84093

Phone: (801) 733-0800

Fax: (801) 733-0808

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

 Large accelerated filer

[    ]

Accelerated filer

[    ]

 Non-accelerated filer

[    ]

Smaller reporting company

[ X]

 (Do not check if a smaller reporting company)

1

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	472,450	$ 0.10 (2)	$47,245 (2)	$ 6.45(3)

(1)

We are registering the resale by selling stockholders of 472,450 shares of common stock that we have previously issued.  In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act and based on the most recent closing price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 19, 2012

PROSPECTUS

EASTGATE ACQUISITIONS CORPORATION

`472,450 Shares of Common Stock

This prospectus relates to the offer for sale of up to a total of 472,450 shares of our common stock, which shares may be sold from time-to-time by certain existing stockholders named in this prospectus.  The selling stockholders may be deemed underwriters of the common shares that they are offering.

The shares offered for resale by this prospectus were issued in private transactions completed prior to the filing of the registrations statement, of which this prospectus is a part. This offering is not being underwritten and we will not receive any proceeds from the sale of shares.  We have agreed to pay all costs and expenses of registering this offering of securities.

Our common stock is not traded on any public market.  We intend to request a market maker to apply to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority (“FINRA”) upon the effectiveness of the registration statement.  However, there can be no assurance that the application will be approved and there is a possibility that our common stock may never trade in any market.

Selling stockholders will initially offer their shares at $0.10 per share until such time as the shares are approved for and quoted on the OTCBB.  Thereafter, selling stockholders, to the extent a public market exists at such time, may offer and sell shares through public transactions at prices related to the prevailing market prices, or through private transactions at privately negotiated prices.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock involves substantial risks. You should carefully consider the matters discussed under “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2012

TABLE OF CONTENTS

   Page

PROSPECTUS SUMMARY

3

SUMMARY FINANCIAL DATA

5

RISK FACTORS

6

FORWARD LOOKING STATEMENTS

13

DILUTION

13

MARKET FOR COMMON STOCK

13

DIVIDEND POLICY

15

THE OFFERING - PLAN OF DISTRIBUTION

15

SELLING STOCKHOLDERS

16

CAPITALIZATION

18

LEGAL PROCEEDINGS

18

BUSINESS

18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

31

MANAGEMENT

34

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

36

DESCRIPTION OF SECURITIES

37

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

38

LEGAL MATTERS

38

EXPERTS

38

INTERESTS OF NAMED EXPERTS AND COUNSEL

38

WHERE YOU CAN FIND MORE INFORMATION

38

FINANCIAL STATEMENTS

 F-1

______________

As used in this prospectus, unless otherwise indicated, “we”, “us”, “our”, “Eastgate” and the “company” refer to Eastgate Acquisitions Corporation.

For convenience trademarks, service marks and trade names referred to in this prospectus may be without appropriate symbols, but such omissions are not intended to indicate in any way that the owner will not assert under applicable law to the fullest extent such owner's rights to these trademarks, service marks and trade names. This prospectus contains additional trade names, trademarks and service marks of other companies which to our knowledge are the property of their respective owners.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere herein. This summary may not contain all the information that may be important to you. We are an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Before making an investment decision, you should read carefully the entire prospectus, including the information under the "Risk Factors" section and our financial statements and related notes.

Our Business

Eastgate Acquisitions Corporation, a Nevada corporation organized on September 8, 1999, has been a development stage company engaged in investigating prospective business opportunities with the intent to acquire or merge with one or more businesses.  In March 2002, we changed our corporate name to Talavera’s Fine Furniture in anticipation of making an acquisition.  However, the acquisition was not finalized and in November 2006, we changed our name back to Eastgate Acquisitions.  In October 2007, the name was changed to Eastgate Acquisitions Corporation and we continued our search for business opportunities.

On May 22, 2012, we finalized the Patent Acquisition Agreement (“Acquisition Agreement”) to acquire certain products, formulas, processes, proprietary technology and/or patents and patent applications related to pharmaceutical, nutraceutical, food supplements and consumer health products (collectively referred to as the “Acquired Products”).

In anticipation of the Acquisition Agreement, on March 6, 2012 we effected a forward stock split of our issued and outstanding shares of common stock on a 7.75 shares for one share basis. Prior to the forward stock split, we had 1.5 million shares of common stock issued and outstanding, which increased to 11,625,000 shares following the split.  All further references herein to our common stock will be on a post-split basis.

In exchange for the Acquired Products and technology, we issued at the closing to the seller, Anna Gluskin and/or her assigns, 10 million shares of Eastgate’s authorized, but previously unissued common stock, post-split.  The closing of the Acquisition Agreement was initially contingent upon realizing financing of $300,000, which was subsequently reduced to $50,000.

In addition to the 10 million shares of common stock issued to the seller, the Acquisition Agreement provided for the issuance of 10 million shares of common stock to other persons in consideration for services rendered for and monies advanced to Eastgate. Those shares were issued to TGT Investment Management Inc.

Upon closing the Acquisition Agreement, we have become engaged in developing, formulating and ultimately commercializing innovative pharmaceutical, nutraceutical, food supplements and consumer health products. We intend to apply novel technologies for improvement of efficacy of the Acquired Products, based on natural or well-established compounds.  It is our intention to complete formulation of the Acquired Products and to ultimately market commercialized products and compounds.

Our principal executive offices are presently located at 2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109 and our telephone number is (801) 322-3401.

Our Strategy

Our fundamental strategy is to develop patentable, improved formulations of products that can be used for treatment of various diseases and symptoms.  We believe that insoluble, biologically active compounds remain a serious problem for modern drug development because many drugs are described as insoluble or poorly soluble in water. Most natural products, herbal extracts and essences are insoluble in water. Further, traditional approaches used to overcome low solubility may result in clinical problems ranging from low and erratic bioavailability to serious side effects, such as local irritation. Our self-emulsifying drug delivery technology is designed to develop products with visible advantages, such as lower dosing, fewer side effects and alternative dosage forms, as well as commercial advantages, such as extended patent protection and broader use.

Our self-emulsifying drug delivery technology includes two different approaches that we believe improve the effectiveness of poorly bioavailable drugs and provide new methods of delivery.  These consist of (i) a self-nanoemulsifying vehicle for oral or topical use, and (ii) a delivery system with improved solubility of incorporated compounds.

The Offering

Selling Stockholders

As of the date hereof, we have 31,625,000 shares of common stock issued and outstanding. Of those shares, 31,502,550 shares (approximately 99%) are held by affiliates of the company and 122,450 shares are held by non-affiliates.

The 472,450 shares being offered by selling stockholders represent approximately 1.5% of our total outstanding shares.  Of the 42 selling stockholders, 9 are considered affiliates and are offering a total of 350,000 shares hereunder, which is approximately 74.1% of the shares offered hereby and approximately 1.1% of the total issued and outstanding common stock.  The remaining 33 selling stockholders are considered non affiliates and are offering a total of 122,450 shares hereunder, which is approximately 25.9% of the shares offered hereby and approximately 0.4% of the total issued and outstanding shares.

For a list of selling stockholders and the number of shares offered by each, please refer to the “Selling Stockholder” section.

Shares of common stock offered by the company – None

Shares of common stock, which may be sold by the selling stockholders – 472,450 shares

Use of proceeds

We will not receive any proceeds from the resale of shares offered by the selling stockholders hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors - The purchase of our common stock involves a high degree of risk as highlighted herein.

Trading Market – None.

Plan of distribution

We expect that selling stockholders may sell their shares primarily through sales into the over-the-counter market, if a market is developed and maintained, from time to time at prices that they consider appropriate. See "Plan of Distribution."

Our Common Stock

We currently have an authorized capitalization of 100 million shares of common stock, par value $0.00001 per share, of which 31,625,000 shares are issued and outstanding.

SUMMARY FINANCIAL DATA

The following Eastgate financial information summarizes the more complete historical audited financial information, included at the end of this prospectus, for the years ended December 31, 2011 and 2012 and the unaudited financial information for the nine months ended September 30, 2012 and 2011.

Statement of Operations Data
					From Inception on
	Nine Months Ended	Nine Months Ended	Year Ended	Year Ended	September 8, 1999 Through
	September 30, 2012	September 30, 2011	December 31, 2011	December 31, 2010	September 30, 2012
	(unaudited)	(unaudited)			(unaudited)

Revenues	$-	$-	$-	$-	$-

Total operating expenses	388,994	14,385	23,943	18,920	493,192

Interest expense	8,600	4,187	5,977	5,435	25,790

Net loss	$(397,594)	$(18,572)	$(29,920)	$(24,354)	$(518,982)

Basic and diluted loss per share	$(0.02)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	21,260,036	11,625,000	11,625,000	11,625,000

Balance Sheet Data
	September 30, 2012	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Total current assets	$-	$-	$-

Total assets	$-	$-	$-
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$383,782	$89,188	$65,268

Total liabilities	383,782	89,188	65,268
STOCKHOLDERS' DEFICIT
Common Stock	316	116	116
Additional paid-in capital	134,884	32,084	26,084
Deficit accumulated during the development stage	(518,982)	(121,388)	(91,468)

Total stockholders' deficit	$(383,782)	$(89,188)	$(65,268)

Total liabilities and stockholders' deficit	$-	$-	$-

RISK FACTORS

An investment in our common stock involves significant risks, and should not be made by anyone who cannot afford to lose his or her entire investment. You should consider carefully the following risks, together with all other information contained in this prospectus, before deciding to invest in our common stock. If any of the following events or risks should occur, our business, operating results and financial condition would likely suffer materially and you could lose all or part of your investment.

Risks Relating to Our Business

Our auditors have expressed a going concern modification to their audit report.

Our independent auditors include a modification in their report to our financial statements expressing that certain matters regarding the company raise substantial doubt as to our ability to continue as a going concern. Note 2 to the December 31, 2011 financial statements states that we have not established an ongoing source of revenues sufficient to cover our operating costs and allow us to continue as a going concern.  In order to continue as a going concern, we need, among other things, to secure additional capital resources to meet our operating expenses, which we plan to obtain from management and by seeking equity and/or debt financing. However management cannot provide any assurances that we will be successful in accomplishing any of our plans. If we are unable to obtain adequate capital, we could be forced to cease operations.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rules. These regulations require, among other things, management to assess annually the effectiveness of our internal control over financial reporting.  During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports. If our controls fail or management or our independent auditors conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and negatively affect the value of our shares. Also, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If we are unable to develop and maintain an effective system of internal controls, stockholders and prospective investors may lose confidence in the reliability of our financial reporting.

We currently have limited segregation of duties among our officers and employees with respect to the preparation and review of financial statements, which is a material weakness in internal controls. If we fail to maintain an effective system of internal controls, we may not be able to accurately report financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in the company's financial reporting which could harm the trading price of our shares.

The company and our independent public accounting firm have identified this as a material weakness in the company's internal controls. The company intends to remedy this material weakness by hiring additional employees and reallocating duties, including responsibilities for financial reporting, among the employees as soon as there are sufficient resources available. However, until such time, this material weakness will continue to exist.

We have a limited operating history and have not recorded revenues or operating profits since inception.

Although the company was formed in 1999, we have had only limited operations and no revenues since inception.  We are deemed a development stage company, which is considered inherently more risky than established companies.  Because we have no earnings history and there is no assurance that we will realize future revenues, there is substantial doubt as to whether we will achieve profitability.  If we are unsuccessful in the development and commercialization of our products and technology, the negative effect on our business would be substantial and our future would be questionable.

We anticipate needing additional financing in order to accomplish our business plan.

At November 19, 2012, we had cash on hand of $99,650, the result of a loan from our CEO.  Management estimates that we will require approximately an additional $5,000,000 over the next twelve months to fully implement our current business plan.  We expect to incur numerous expenses in our efforts to develop and eventually commercialize our products.  There is no assurance that we will be able to secure necessary financing, or that any financing available will be available on terms acceptable to us, or at all.  Also, any additional offerings of our common stock will dilute the holdings of our then-current stockholders. If necessary, our directors or other stockholders may agree to loan funds to the company, although there are no formal agreements to do so.  If we are unable to raise sufficient capital, we would not be able to continue our product development and we would likely have to curtail operations.

Our future success depends on our ability to develop products and technology and ultimately generate revenues from their commercialization, which may be subject to many factors.

Our operations to date have been limited to acquiring the Acquired Products and organizing and staffing our company.  Our prospective products are in the early stage o development and we have not yet demonstrated the ability to successfully develop and market any products.  The potential to generate future revenues and profits from our business depends on many factors, including, but not limited to the following:

●

our ability to secure adequate funding to develop our products and technology into commercially viable products and to obtain regulatory approval of our products;

●

our ability to market those products;

●

the cost and expenses associated with developing products and gaining regulatory approvals;

●

the size and timing of future customer orders, product delivery and customer acceptance, if required;

●

the costs of maintaining and expanding operations;

●

our ability to compete with existing and new entities that offer the same or similar products; and

●

our ability to attract and retain a qualified work force as business warrants.

There can be no assurance that we will be able to achieve any of the foregoing factors or realize revenues and profitability in the immediate future, or at any time.

Due to legal and factual uncertainties regarding the scope and protection afforded by patents and other proprietary rights, we may not have meaningful protection from competition.

Our long-term success will substantially depend upon our ability to protect our proprietary technologies from infringement, misappropriation, discovery and duplication and avoid infringing the proprietary rights of others. Our patent rights and the patent rights of biotechnology and pharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. These uncertainties also mean that any patents that we own or will obtain in the future could be subject to challenge and, even if not challenged, may not provide us with meaningful protection from competition. Due to ongoing capital needs, we may not possess the financial resources necessary to enforce our patents. Patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us.

If our patents are determined to be unenforceable or expire, or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

Our future success will depend in part on our ability to:

●

obtain and maintain patent protection with respect to our products;

●

prevent third parties from infringing upon our proprietary rights;

●

maintain trade secrets;

●

operate without infringing upon the patents and proprietary rights of others; and

●

obtain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur.

We have certain pending patent applications with the United States Patent and Trademark Office, specifically on our Nano E-drops, Puralen, Glucose control natural extract, Anticonvulsant oral spray and Urban Power.  We may not be successful in securing final patents on these or other products or be able to maintain or extend the patents if necessary. There can be no assurance that any patents issued to us will not be challenged, invalidated, infringed on or circumvented, or that the rights granted thereunder will provide competitive advantages to us.

If we fail to obtain necessary regulatory approvals, we may not be allowed to commercialize our products and we will not generate revenues.

Satisfaction of all regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product candidate, and requires the expenditure of substantial resources for research, development and testing.  Our research and clinical approaches may not lead to products or drugs that the U.S. Food and Drug Administration (“FDA”) considers safe for humans and effective for indicated uses.  The FDA may require us to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

●

delay commercialization of, and product revenues from, our product candidates;

●

impose costly procedures on us; and

●

diminish the competitive advantages that we would otherwise enjoy.

In foreign jurisdictions, we may have to receive marketing authorizations from the appropriate regulatory authorities before we can commercialize and market our products. Foreign regulatory approval processes generally include all of the aforementioned requirements and risks associated with regulatory approval in the United States.

If we are unable to obtain requisite regulatory approvals, we would be unable to commercialize our products or to realize any future revenues.  This would have a material adverse effect on our business and we may be forced to cease operations.

We may not be able to maintain necessary confidentiality of our technology and proprietary information.

Patent applications in the U.S. are confidential for a period of time until they are published.  Publication of discoveries in scientific or patent literature typically lags actual discoveries by several months. As a result, we cannot be certain that the inventors listed in any patent or patent application owned by us were the first to conceive of the inventions covered by such patents and patent applications, or that such inventors were the first to file patent applications for such inventions.

We also may rely on unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position, which we may seek to protect, in part, by confidentiality agreements. Presently, we do not have any such agreements. There can be no assurance, however, that future agreements will not be breached, that we will have adequate remedies for any breach, or that trade secrets will not otherwise become known or be independently discovered by competitors.

Our product development program may not be successful.

In addition to the development of the Acquired Products, we expect to pursue development of other potential products in the future.  None of our potential pharmaceutical product candidates have commenced clinical trials and there are a number of FDA requirements that we must satisfy in order to commence clinical trials. These requirements will require substantial time, effort and financial resources. We may never satisfy these requirements. In addition, prior to commencing any trials of a drug candidate, we must evaluate whether a market exists for a particular candidate. This is costly and time consuming, and any market studies we rely on may not be accurate. We may expend significant capital and other resources on a candidate and find that no commercial market exists for the drug.  Even if we are not required to obtain FDA pre-market approval for our potential product candidates, we will still be subject to a number of federal and state regulations, including regulation by the FDA and the Federal Trade Commission on any marketing claims we make and, we may be unable to satisfy these requirements. As a result, we may never successfully develop and obtain approval to market and sell any of our potential product candidates. Even if we do develop and obtain approval to market and sell such product candidates, we may be unable to compete against the many products and treatments currently being offered or under development by other established, well-known and well-financed cosmetic, health care and pharmaceutical companies.

Government agencies may establish and promulgate guidelines that directly apply to our products that may affect the use of our drugs.

Government agencies, professional societies, and other groups may establish guidelines that could apply to our potential future products and technologies. These guidelines could address such matters as usage and dose of our products, among other factors. Application of such guidelines could mitigate the potential use of our products.

If approved, there is no guarantee that the market will accept our products. If we are not successful in introducing products or if the market does not accept our products, our business, financial position, results of operations and stock price would be materially and adversely affected.

Even if we obtain regulatory approvals for our products, uncertainty exists as to whether the market will accept them. A number of factors may limit market acceptance including timing of regulatory approvals and market entry relative to competitive products, availability of alternative products, pricing, availability of third party reimbursement and the extent of our marketing efforts. We cannot assure you that our products will receive market acceptance in a commercially viable period of time, if at all. We cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products, our business will be materially and adversely affected and the market value of our common stock would decline.

We may not become or remain profitable even if our products are approved for sale.

Even if we obtain regulatory approval to market our pharmaceutical products or product candidates, many factors may prevent the products from ever being sold in commercial quantities. Some of these factors are beyond our control, such as:

●

acceptance of the formulation or treatment by health care professionals and patients;

●

the availability, effectiveness and relative cost of alternative treatments that may be developed by competitors; and

●

the availability of third-party (i.e. insurer and governmental agency) reimbursements.

We must depend upon others for marketing and distribution of products. It may become necessary to enter into contracts that limit our potential benefits and control we have over our products. We intend to rely on collaborative arrangements with one or more other companies that possess strong marketing and distribution resources to perform these functions for us, although we have not finalized any such agreements to date. In addition, we will not have the same control over marketing and distribution that we would have if we conducted these functions ourselves.

We may not be able to compete with treatments now being marketed and developed, or which may be developed and marketed in the future by other companies.

Our products will compete with existing and new therapies and treatments. Numerous pharmaceutical, biotechnology and drug delivery companies, hospitals, research organizations, individual scientists and non-profit organizations are engaged in the development of alternatives to our technologies. Most all of these companies have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do. Collaborations or mergers between large pharmaceutical or biotechnology companies with competing drug delivery technologies could enhance our competitors’ financial, marketing and other resources. Developments by other drug delivery companies could make our products or technologies uncompetitive or obsolete. Accordingly, our competitors may succeed in developing competing technologies, obtaining FDA approval for products or gaining market acceptance more rapidly than we can.

If government programs and insurance companies do not agree to pay for or reimburse patients for our pharmaceutical products, our success will be negatively impacted.

Sales of our potential pharmaceutical products in U.S. and other markets will depend in part on the availability of reimbursement by third-party payers such as government health administration authorities, private health insurers and other organizations. Third-party payers often challenge the price and cost-effectiveness of medical products and services. Governmental approval of health care products does not guarantee that these third-party payers will pay for the products. Even if third-party payers do accept our product, the amounts they pay may not be adequate to enable us to realize a profit. Legislation and regulations affecting the pricing of pharmaceuticals may change before our products are approved for marketing and any such changes could further limit reimbursement.

We face significant product liability risks, which may have a negative effect on our financial condition.

The administration of drugs or treatments to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs or treatments are actually at fault for causing an injury. Furthermore, our pharmaceutical products may cause, or may appear to have caused, serious adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug or treatment has been administered to patients for some time. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a severe negative effect on our financial condition.

Developments by competitors may render our products or technologies obsolete or non-competitive.

Alternative technologies and products similar to ours are being developed by other companies. Some of these products may be in clinical trials or are awaiting approval from the FDA. In addition, companies that sell generic products represent substantial competition. Most competitors have greater capital resources, larger research and development staffs and facilities and more experience in drug development and in obtaining regulatory approvals.  These organizations also compete with us to attract qualified personnel and partners for acquisitions, joint ventures or other collaborations. If we are unable to successfully compete with these other companies, our business will be negatively affected.

We are dependent upon our directors, officer and consultants, the loss of any of whom would negatively affect our business.

We are dependent upon the efforts of our directors, officers and consultants to operate our business. Should any of these persons leave or otherwise be unable to perform their duties, or should any consultant cease their activities for any reason before qualified replacements could be found, there could be material adverse effects on our business and prospects. We have not entered into employment agreements with any individuals and do not maintain key-man life insurance. Unless and until additional employees are hired, our attempt to manage our projects and meet our obligations with such a limited staff could have material adverse consequences, including without limitation, a possible failure to meet a contractual or SEC deadline or other business related obligation.

We may not be able to manage future growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our business plan will require effective planning. Significant future rapid growth could strain management and internal resources that would adversely affect financial performance. We anticipate that potential future growth could place a significant strain on personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require attracting, training, motivating, retaining and managing new employees and continuing to update and improve operational, financial and management controls and procedures. If we do not manage growth effectively, our operations could be adversely affected resulting in slower growth and a failure to achieve or sustain profitability.

Being a public company involves increased administrative costs, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

As a public company subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act,”) we incur significant legal, accounting and other expenses.  The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, require changes in corporate governance practices of public companies. We expect these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming. For example, in connection with being a public company, we may have to create new board committees, implement additional internal controls and disclose controls and procedures, adopt an insider trading policy and incur costs relating to preparing and distributing periodic public reports. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

The recently enacted JOBS Act reduces certain disclosure requirements for “emerging growth companies,” thereby decreasing related regulatory compliance costs. We qualify as an emerging growth company as of the date of this offering and may continue to qualify as an “emerging growth company” for up to five years. However, we would cease to qualify as an emerging growth company if:

●

we have annual gross revenues of $1.0 billion or more in a fiscal year;

●

we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

●

we become a “large accelerated filer”, defined by the SEC as a company with a word-wide public float of its common equity of $700 million or more.

Upon the occurrence of any of the above, we would not be able to take advantage of the reduced regulatory requirements and any associated cost savings.

Risks Relating to the Offering and Ownership of Our Common Stock

Currently, there is no public market for our common stock and there can be no assurance that any public market will ever develop or that our stock will be quoted for trading.

As of the date of this prospectus, there has not been any established trading market for our common stock and there is currently no public market whatsoever for our shares.  We intend to contact a broker/dealer to make an initial application to FINRA to have our common shares quoted on the OTCBB.  There can be no assurance that FINRA will approve the application or, if approved, that any market for our common stock will develop.  If a trading market does develop, we cannot predict the extent to which investor interest will result in an active, liquid trading market.

We do not anticipate our common stock to be followed by any market analysts and, most likely, only a few institutions would act as market makers for our shares.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until an orderly market develops, if ever, the price at which the shares trade will probably fluctuate significantly.  Share price will likely be determined in the market and may be influenced by many factors including liquidity, business developments, investor perception and general economic and market conditions.  No assurance can be given that an orderly or liquid market for our shares will be developed or maintained.  Because of the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock.

The stock price of our common stock in the public market may be volatile and subject to numerous factors.

There can be no assurance that our common stock will be accepted for quotation on the OTCBB or that an active trading market for our shares will ever develop or be maintained.  Accordingly, even if a market is created it could be difficult for holders of our common stock to liquidate their shares.  Any trading market for our shares will most likely be very volatile and subject to numerous factors, many beyond our control.  Some factors that may influence the price of our shares are:

●

our ability to develop our patents and technology into commercially viable products;

●

our ability to achieve and maintain profitability;

●

changes in earnings estimates and recommendations by financial analysts;

●

actual or anticipated variations in our quarterly and annual results of operations;

●

changes in market valuations of similar companies;

●

announcements by us or our competitors of significant contracts, new products or drugs, acquisitions, commercial relationships, joint ventures or capital commitments; and

●

general market, political and economic conditions.

In the past, following periods of extreme volatility in the market price of a particular company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert management's time and attention, which would otherwise be used to benefit our business.

Any trading market that may develop could be restricted because of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws.

Transfer of our common stock may be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as Blue Sky laws. Individual state Blue Sky laws could make it difficult or impossible to sell our common stock in those states. A number of states require that an issuer’s securities be registered in their state, or appropriately exempted from registration, before the securities can trade in that state.  We have no immediate plans to register our securities in any particular state. Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

Future operating results are difficult to predict.

We will likely experience significant quarter-to-quarter fluctuations in revenues and net income (loss) in the future. Until we are able to emerge from the development stage, we are not likely to realize any significant revenues and our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is likely that in some future quarter, operating results may fall below the expectations of securities analysts and investors, which could have negative impact on the price of our common stock.

Effective voting control of our company is held by directors and certain principal stockholders.

Approximately 99% of our outstanding shares of common stock are held by directors and a small number of principal (5%) stockholders. These persons have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with other stockholders. As a result, a relatively small number of stockholders acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future, which could make our stock less attractive to potential investors.

We anticipate that we will retain any future earnings and other cash resources for operation and business development and do not intend to declare or pay any cash dividends in the foreseeable future. Any future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Future trading in our shares will most likely be subject to certain "penny stock” regulation, which could have a negative effect on the price of our shares in the marketplace.

In the event our common stock is approved for quotation of the OTCBB or other marketplace, of which there can be no assurance, trading will likely be subject to certain provisions and broker-dealer requirements, commonly referred to as penny stock rules, promulgated under the Exchange Act.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  These sales practice provisions may require a broker dealer to:

●

make a special suitability determination for purchasers of penny stocks;

●

receive the purchaser's prior written consent to the transaction; and

●

deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock, which would affect the ability of stockholders to sell their shares.  Broker-dealers may consider these requirements to be too cumbersome and impact their willingness to make a market in our shares.  Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause our market value to decline.

As of November 19, 2012 we have 31,625,000 shares of common stock outstanding, of which 472,450, shares, or approximately 1.5% of the total outstanding, are being offered by selling stockholders under this prospectus. The shares offered by selling stockholders will be freely tradable without restriction upon the effectiveness of our registration statement.

Of the remaining shares outstanding, 31,152,550 shares are considered restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration, such as Rule 144. Our stockholders may not avail themselves to Rule 144 until May 29, 2013. Sales of a substantial number of these restricted shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

In the event we issue additional common stock in the future, current stockholders could suffer immediate and significant dilution, which could have a negative effect on the value of their shares.

We are authorized to issue 100 million shares of common stock, of which 68,375,000 shares are unissued.  Our board of directors has broad discretion for future issuances of common stock, which may be issued for cash, property, services rendered or to be rendered, or for several other reasons. We also could possibly issue shares to make it more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations the board determines that a takeover proposal was not in the company's best interests, unissued shares could be issued by the board without stockholder approval. This might prevent, or render more difficult or costly, completion of an expected takeover transaction.

We do not presently contemplate additional issuances of common stock in the immediate future, except to raise addition capital, although we presently do not have an agreement or understanding to sell additional shares. Our board of directors has authority, without action or vote of our stockholders, to issue all or part of the authorized but unissued shares. Any future issuance of shares will dilute the percentage ownership of existing stockholders and likely dilute the book value of the common stock, which could cause the price of our shares to decline and investors in the shares to lose all or a portion of their investment.

The existence of warrants, options, debentures or other convertible securities would likely dilute holdings of current stockholders and new investors.

As of the date of this prospectus, there are no options, warrants or other rights outstanding to purchase our common stock.  If management decides to issue convertible securities, such as funding instruments or incentive options to key employees, the existence of these convertibles may hinder future equity offerings. The exercise of outstanding options or convertible securities would further dilute the interests of all of our existing stockholders. Future resale of common shares issuable on the exercise of convertible securities may have an adverse effect on the prevailing market price of our common stock. Furthermore, holders of convertible securities may have the ability to exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favourable to us.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act. Accordingly, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. Additionally, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As long as we are an emerging growth company, we cannot predict if investors will find our common stock less attractive because we may rely on exemptions provided by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

FORWARD-LOOKING INFORMATION

This prospectus contains certain forward-looking statements relating to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed in the “Risk Factors” section beginning on page 6. Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DILUTION

We are not offering or selling any of the shares of common stock in this offering. All of the offered shares are held by selling stockholders and, accordingly, no dilution will result from the sale of the shares.

MARKET FOR OUR COMMON STOCK

There is not currently, nor has there ever been, a public trading market for our common stock.  We are requesting a broker/dealer to make an initial application to FINRA to have our shares quoted on the OTCBB.  The application consists of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Exchange Act.

Inclusion on the OTCBB will permit price quotations for our shares to be published by that service, although we do not anticipate a public trading market in our shares in the immediate future.  Except for the application to the OTCBB, we have no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for quotation and trading on the OTCBB or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTCBB or at any other time in the future or, that if such a market does develop, that it can be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

Penny Stock Rule

It is unlikely that our securities will be listed on any national or regional exchange or The Nasdaq Stock Market in the foreseeable future.  Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

●

registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●

authorized for quotation on The Nasdaq Stock Market;

●

issued by a registered investment company;

●

excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

●

exempted from the definition by the SEC.

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors, are subject to additional sales practice requirements.  An accredited investor is generally defined as a person with assets in excess of $1,000,000, excluding their principal residence, or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and receive the purchaser's written consent to the transaction prior to the purchase.  Additionally, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

These requirements may be considered cumbersome by broker-dealers and impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

 Rule 144

A total of 31,152,550 shares of our common stock presently outstanding and not being registered for resale under this prospectus, are deemed to be “restricted securities” as defined by Rule 144 under the Securities Act of 1933 (the “Securities Act”). Rule 144 is the common means for a stockholder to resell restricted securities and for affiliates, to sell their securities, either restricted or non-restricted control shares. The SEC amended Rule 144, effective February 15, 2008.

Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

●

 the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

●     1% of  the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

A non-affiliate stockholder of a reporting company who has held their shares for more than six months, may make unlimited resales under Rule 144, provided only that the issuer has available current public information about itself.  After a one-year holding period, a non-affiliate may make unlimited sales with no other requirements or limitations.

An important exception to the availability of the amended Rule 144 is that Rule 144 is not available for either a reporting or non-reporting shell company, unless the company:

●

has ceased to be a shell company;

●

is subject to the Exchange Act reporting obligations;

●

has filed all required Exchange Act reports during the preceding twelve months; and

●

at least one year has elapsed from the time the company filed with the SEC, current Form 10 type information reflecting its status as an entity that is not a shell company.

Because we were classified as a “shell” company, stockholders who currently hold restricted shares of common stock, will not be able to rely on Rule 144 until one year after we ceased to be a shell company and have filed with the SEC adequate information that we are no longer a shell company. On May 29, 2012, we filed a Form 8-K Current Report announcing that were completed the Acquisition Agreement and that we were no longer considered a shell company.  The information included in the Form 8-K was intended to be adequate information that would otherwise be included in a registration statements.  Accordingly, our stockholders, both affiliates and non affiliates, will be eligible to use Rule 144 after May 29, 2013, one year from the initial filing of the Form 8-K.

We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, if a market for our shares develops, but such sales may have a substantial depressing effect on such market price.

DIVIDEND POLICY

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the future.

THE OFFERING – PLAN OF DISTRIBUTION

Commencing the date of this prospectus, the selling stockholders identified herein may offer and sell up to 472,450 shares of our common stock. Selling stockholders will initially offer their shares at $0.10 per share until such time as the shares are approved for and quoted on the OTCBB. Thereafter, the shares will be offered at market prices, if a market develops, or at privately negotiated prices. There is currently no trading market or quoted price for our stock. The above offering price has been arbitrarily determined without any relation to factors such as a value determination, price earnings ratio, book value, or any other objective criteria.

Contemporaneously with the filing of the registration statement, to which this prospectus relates, we will request that a broker-dealer submit an application to have our shares quoted on the OTCBB.  There can be no assurance that our shares will be accepted by the OTCBB, or that an active market for our shares will be established.

The term "selling stockholders" includes pledges, transferees or other successors-in-interest selling shares received from the selling stockholders as pledges, assignees, borrowers or in connection with other non-sale-related transfers. This prospectus may also be used by transferees of selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales. Selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the selling stockholders.

At such time when our shares are approved for quotation on the OTCBB, we expect selling stockholders will sell their shares primarily through the over-the-counter at prevailing market prices. Selling stockholders may sell, from time-to-time in, one or more transactions at or on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. Sales may be made at fixed or negotiated prices, and may be affected by means of one or more of the following transactions, which may involve cross or block transactions:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	Privately negotiated transactions;

●	settlement of short sales;

●	transactions in which broker-dealers may agree with one or more selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	a combination of any of the above or any other method permitted pursuant to applicable law.

Selling stockholders may also sell shares under existing exemptions under the Securities Act, such as Rule 144 if available, rather than under this prospectus. Each selling stockholder has the sole discretion to not accept any purchase offer or make any sale if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser in amounts to be negotiated. Selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales in the course of hedging the positions they assume. Selling stockholders may engage in short sales, puts and calls or other transactions in our shares or derivatives of our securities, and may sell and deliver shares in connection with these transactions.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, will be deemed an "underwriter" within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of their shares, we will be required to amend the registration statement, of which this prospectus is a part, and file a prospectus supplement to describe such arrangement.

We have agreed to pay all fees and expenses related to the registration of the common stock, including SEC filing fees. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts. We will indemnify selling stockholders against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

Common shares sold pursuant to this prospectus will be considered freely tradable in the hands of persons acquiring the shares, other than our affiliates.

Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling stockholders and others participating in the sale or distribution of the shares offered hereby, are subject to Regulation M of the Exchange Act. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person participating in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus.

No selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

SELLING STOCKHOLDERS

We are registering the common stock offered for resale pursuant to this prospectus in order to afford selling stockholders the opportunity to sell their shares in a public transaction. Selling stockholders are offering up to 472,450 shares of our common stock. The following table provides information regarding the beneficial ownership of our common stock being offered by selling stockholders. Each selling stockholder’s percentage of ownership depicted below is based on 31,625,000 shares outstanding as of the date of this prospectus. The table includes the number of shares owned beneficially by each selling stockholder, the number of shares that may be offered for resale and the number of shares to be owned beneficially by each selling stockholder after the offering. The table has been prepared on the assumption that all the shares of common stock offered hereby will be sold.

Of the 472,450 shares offered, 350,000 shares (74.1%) are being offered by 9 stockholders considered to be affiliates, whether as an officer, director, promoter or principal (5%) stockholders.  These stockholders are as follows:

Directors

Anna Gluskin

50,000 shares

Mirjana Hasanagic

25,000 shares

Brian Lukian

25,000 shares

Geoff Williams

50,000 shares

Officers

Joseph Swarz

25,000 shares

Michael Weisspapir

25,000 shares

5% Stockholders

Edward Cowle

50,000 shares

TGT Investments

50,000 shares

H. Deworth Williams

50,000 shares

In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder. Each selling stockholder may offer shares for sale, from time-to-time, in whole or in part. Except where otherwise noted, each selling stockholder named below has, to the best of our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Any or all of the securities listed below may be retained by any of the selling stockholders and, therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

Beneficial Ownership Name	Number of Shares Owned	Number of Shares Being Registered	Number of Shares Owned After Offering	Percentage After Offering
Behan, Tom	3,100	3,100	0	0.00%
Benson, Brett	3,100	3,100	0	0.00%
Cowle, Edward	4,650,000	50,000	4,600,000	14.55%
Dansby, Robert	3,100	3,100	0	0.00%
Dempsey, Bob	3,100	3,100	0	0.00%
Gluskin, Anna	3,500,000	50,000	3,450,000	10.91%
Griffin, Jeane	3,100	3,100	0	0.00%
Hasanagic, Mirjana	2,000,000	25,000	1,975,000	6.25%
Juliano, Jo	3,100	3,100	0	0.00%
Juliano, John	3,100	3,100	0	0.00%
Kelly, Rose Mary	3,100	3,100	0	0.00%
Lukian, Brian	500,000	25,000	475,000	1.50%
Mancini, Robyn	3,100	3,100	0	0,00%
Miller, Dale	3,100	3,100	0	0.00%
Miller, Jean	3,100	3,100	0	0.00%
Ott, Bernadette	3,100	3,100	0	0.00%
Patterson, Janis	3,100	3,100	0	0.00%
Price, John	3,100	3,100	0	0.00%
Ruzicka, Andrea	3,100	3,100	0	0.00%
Ruzicka, Jim	3,100	3,100	0	0.00%
Schwarz, Joseph	2,000,000	25,000	1,975,000	6.25%
Smith, Rocky	3,100	3,100	0	0.00%
Snow, Jeannie	3,100	3,100	0	0.00%
Snow, Michelle	3,100	3,100	0	0.00%
Snow, Ron	3,100	3,100	0	0.00%
Steeley, Jill Marie	3,100	3,100	0	0.00%
TGT Investments Group Corp. (1)	10,000,000	50,000	9,950,000	31.46%
Walker, Tom	3,100	3,100	0	0.00%
Walter, Sharon	3,100	3,100	0-	0.00%
Weisspapir, Michael	2,000,000	25,000	1,975,000	6.25%
Wells, Pete	3,100	3,100	0	0.00%
Wheeler, Haley	3,100	3,100	0	0.00%
Wheeler, Scott	3,100	3,100	0	0.00%
Wheeler, Tonya	3,100	3,100	0	0.00%
Wilkins, Laura	3,100	3,100	3,100	0.00%
Wilkins, Sandra	3,100	3,100	0	0.00%
Williams, Amanda	3,100	3,100	0	0.00%
Williams, Dave	3,100	3,100	0	0.00%
Williams, H. Deworth	2,202,550	50,000	2,152,550	6.81%
Williams, Geoff	4,650,000	50,000	4,600,000	14.55%
Williams, Nate	3,100	3,100	0	0.00%
Winderman, Harry	23,250	23,250	0	0.00%

Notes to Table:

(1)

TGT Investment Management Inc. is privately held investment holding company, of which investment and holding control is held by Rose Perri.

CAPITALIZATION

The following table sets forth our actual capitalization at September 30, 2012. This table should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

September 30, 2012
Common stock: 100,000,000 shares authorized,
Par value of $0.00001; 31,625,000 shares issued and outstanding	316
Additional paid-in capital	134,884
Deficit accumulated during development stage	(518,982)
Total stockholders' deficit	$ (383,782)

LEGAL PROCEEDINGS

From time-to-time, we may be involved in various claims, lawsuits, and disputes with third parties incidental to the normal operations of our business. As of the date of this prospectus, we are not aware of any material claims, lawsuits, disputes with third parties or regulatory proceedings that would have a material affect on our company.

BUSINESS

We are engaged in the development and ultimate formulation of other novel formulations of natural compounds and OTC products, which have perceived limitations in effective use for human consumption. We intend to accomplish this by using a proprietary, self-emulsifying drug delivery systems, predominantly forming nanoemulsions. We anticipate that we will be able to develop patentable formulations of pharmaceutical, nutraceutical food supplements and consumer health products that can be used for treatment of various diseases and symptoms. By using a self-emulsifying drug delivery technology, we believe that the resulting products will enable lower dosing, fewer side effects and alternative dosage forms, as well as commercial advantages, such as extended patent protection and broader use.

The self-emulsifying drug delivery technology includes two different approaches to improve the effectiveness of poor bioavailable drugs and provides new methods of delivery. These consist of (i) a self-nanoemulsifying vehicle for oral or topical use, and (ii) a delivery system with improved solubility of incorporated compounds. We believe that our technologies can improve the efficacy of existing products and formulations based on natural or well-established compounds and known biologically active compounds.

In developing our products, we intend to use modern delivery technologies. Some examples are:

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nanoemulsification,

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polymer-lipid mixed micelles,

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enhanced sublingual and transmucosal drug transport from various fast dissolving / fast absorbing oral forms, and

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bioavailability improvement of poorly soluble compounds for molecules with known biological activity and well established safety profiles.

We believe these methods will significantly decrease requirements for preclinical investigations and clinical testing, accelerate the clinical approval process, shorten the time to market, and simplify the steps of the product development process.

Our products being developed contain several existing formulations based on natural compounds in the areas of wellness, health protection, infection control and treatment, skin improvement, weight and blood glucose management.  Many of our products are made of herbal essences and extracts, which have shown efficacy in treatment and prevention of urinary tract infections and cystitis, liver diseases, gastric ulcers, skin papilloma and other disorders. Additionally, some products use nanoemulsions and solubilized systems with enhanced absorption via topical and transmucosal ways. These products are designed to fulfill the demand in treatment of different medical conditions, which are not well addressed with existing pharmaceutical or natural medicines.

Our technologies use carrier components that we believe are safe and approved for human consumption and can be manufactured using common equipment. We believe that these approaches are patentable and suitable for wide variety of active compounds. They can be applied to a variety of components and allow development of products for different applications and different routes of administration.

Glossary of Terms

To better understand the information discussed herein, we are including the following description of some of the terms used herein.

Bioavailability.  A measurement of the rate and extent to which a drug reaches the systemic circulation.

Bioadhesion.   A property of a substance to adhere to biological substrate or body tissues and remain there for an extended period of time.

Chylomicrons.  Chylomicrons are lipoprotein particles that consist of triglycerides, phospholipids, cholesterol and proteins. They transport exogenous lipids to liver, adipose, cardiac, and skeletal muscle tissue, where their triglyceride components are unloaded by the activity of lipoprotein lipase. Chylomicrons are created by the absorptive cells of the small intestine, known as enterocytes. Chylomicrons have a diameter of 75 to 1,200 nanometers (“nm”). Chylomicrons are released by exocytosis from enterocytes into lymphatic vessels in the small intestine and are then secreted into the bloodstream.

Excipient.  Generally an inert or inactive substance used as a carrier for an active ingredient or drug.

Hydrophobic compounds.  Compounds that are repelled by water and are usually insoluble in water. Examples of hydrophobic compounds include oils, fats, waxes and greasy substances. The word hydrophobic is constructed of two Greek words; hydro – water, and phobe – fear, which means something with a fear of water.

High drug payloads.  Relates to formulations with increased loading of the drug, which is usually poorly soluble and cannot be incorporated into traditional dosage forms. These conventional formulations have low bioavailability and limited efficacy

Homogeneous vehicle of water miscible non-irritating polar solvents and pharmaceutically acceptable surfactants.  Relates to efficient vehicle for enhanced local and transdermal delivery of hydrophobic poorly soluble compounds.

In situ.  Describes the process happening in the moment of combining of two different phases or components. Nanoemulsion forms “in situ” after combining of SNEDDS (defined below) and water media without use of any special equipment or application of additional force.

Micelles and polymer-lipid micelles.  A micelle is an aggregate of surfactant molecules, having polar heads and non-polar tails and dispersed in a liquid colloid. A typical micelle in aqueous solution forms an aggregate with the hydrophilic "head" regions in contact with surrounding solvent, sequestering the hydrophobic single tail regions in the micelle center. Micelles are approximately spherical in shape, but other phases, including shapes such as ellipsoids, cylinders, and bilayers, are also possible. Micelles form spontaneously in water. This spontaneous arrangement is due to the amphipatic nature of the molecule. The driving force for this arrangement is the hydrophobic interactions the molecules experience. Combining some surfactants, lipidic components and polymeric molecules leads to formation of “polymer-lipid mixed micelles.” These mixed micelles demonstrate high drug loading and improved stability

Nanoemulsion.  Nanoemulsions are submicron-sized emulsions that are under extensive investigation as drug carriers for improving the delivery of therapeutic agents. They are the most advanced nanoparticle systems for the systemic delivery of biologically active agents for controlled drug delivery and targeting. Nanoemulsions are the thermodynamically stable colloidal systems where two immiscible liquids (water and oil phases) are mixed to form a biphasic colloid by means of an appropriate surfactants. Nanoemulsion droplet sizes fall typically in the narrow range of 10-200 nm and show narrow size distributions. Nanoemulsions show promise for the future of cosmetics, diagnostics, drug therapies, and biotechnology.

Nanoemulsification and self-nanoemulsifying drug delivery system (SNEDDS).  Isotropic mixtures of natural or synthetic oils, solid or liquid surfactants and, sometimes, one or more pharmaceutical solvents. Upon mild agitation followed by dilution in aqueous media, such as gastrointestinal (GI) fluids, these systems can form “in situ” fine oil-in-water (o/w) emulsions, microemulsions (SMEDDS) or nanoemulsions (SNEDDS). Fine oil droplets would pass rapidly from the stomach and promote wide distribution of the drug throughout the GI tract, thereby minimizing the irritation frequently encountered during extended contact between bulk drug substances and the gut wall. When compared with common emulsions, which are sensitive and less stable dispersed forms, SNEDDS are physically stable formulations that are easy to manufacture. An additional advantage of SNEDDS over simple oily solutions is that they provide a large interfacial area for partitioning of the drug between oil and water. Thus, for lipophilic drugs with dissolution-limited oral absorption, these systems may offer an improvement in the rate and extent of absorption and more reproducible plasma concentration profiles

Product Overview

Our fundamental strategy is to develop patentable, improved formulations of products that can be used for treatment of various diseases and symptoms.  Insoluble, biologically active compounds remain a serious problem for modern drug development, with over one-third of the drugs described as insoluble or poorly soluble in water. Most natural products, herbal extracts and essences are insoluble in water. Further, traditional approaches used to overcome low solubility can result in clinical problems ranging from low and erratic bioavailability to serious side effects such as local irritation. Our self-emulsifying drug delivery technology is designed to develop products with visible advantages, such as lower dosing, fewer side effects and alternative dosage forms, as well as anticipated commercial advantages, such as extended patent protection and broader use. We believe this technology can improve the effectiveness of poorly bioavailable drugs and provide new methods of delivery.

Self-Emulsifying vehicle for oral use

Our self-emulsifying vehicle for oral use is a delivery system built with a combination of scientifically selected, physiologically acceptable components in a predetermined ratio. It dissolves all active components in the vehicle and provides immediate formation of oil-in-water emulsion after contact with water media, usually with oil droplets smaller than 300 nm. These oil droplets can be as small as 10-30 nm. Biologically active components remain associated with the oil phase of the formed emulsion.

We believe that incorporation of active ingredients into a discontinuous phase of the emulsion helps to improve bioavailability, as small oil droplets are absorbed more easily in the gastro-intestinal tract. This delivery vehicle increases drug loading through a unique combination of polarity and hydrophobicity of the carrier components (US Patent pending). It also provides a more pleasant taste, masking any pleasant organoleptic properties.

Self-nanoemulsifying vehicle maximizes oral delivery by:

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Increasing the solubility of the active components (essences and herbal extracts) and total loading while preventing precipitation and adhesion to glass and metal surfaces;

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 “In situ” forming extremely small droplets (nanoemulsions) without any application of external force; and

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Active transport in gastro-intestinal tract using extracellular pathways by mimicking usual behavior of chylomicrons.

Our new proprietary formulations are built with safe, well-established components.  We believe our products are stable with low irritancy and can be manufactured with readily available industry-standard equipment. We further believe they possess a high efficacy in the systemic delivery of biologically active compounds, natural essences, lipophilic vitamins, such as D, E, A and K, and other compounds.

Oral delivery in self-emulsifying vehicles provides an alternative to other methods of administration and allows selected compounds to be administered more effectively, at lower doses, with fewer adverse events and improved patient compliance.

Delivery Systems with Improved Solubility of Incorporated Compounds

Our approach for improved delivery of various herbal extracts, essences and hydrophobic compounds is based on the use of a self-nanoemulsifying delivery systems. This applies not only to systemic oral administration of hydrophobic (lipophilic) compounds, but also to sublingual (buccal, transmucosal) and topical applications. The major factor to improve bioavailability of included insoluble active compounds is preventing the precipitation of these components after contact with water media, such as saliva, sweat, and blood. This is achieved by incorporation into a proprietary composition that has high solubility containing a combination of excipients, which does not allow immediate drug crystallization and precipitation when wetted.

The principal excipients used in the proposed formulations are highly biocompatible and approved for use in humans. Different water-insoluble compounds have been formulated demonstrating the following:

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Lower toxicity and irritation potential;

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Controlled absorption with a reduction in variability;

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Targeted release of the drug to specific areas;

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Absorption irrespective of the feeding state for sublingual formulations;

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Improved bioavailability of poorly soluble compounds;

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Improved dissolution rate;

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Low local irritation;

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Bio adhesion to oral mucosa for maximal penetration;

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High drug payloads; and

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Lower production cost.

Topical products designed with the use of a solubility-improved platform have been successfully used for the elimination of papilloma and warts, for delivery of poorly soluble antifungal, and for enhanced efficacy of various hydrophobic herbal extracts.

Business Strategy

Our primary business strategy capitalizes on the growing interest in three related areas:

1.

Developing innovative therapeutic products.  Our goal is to discover, develop and commercialize innovative therapeutic products, improve existing compounds by using our delivery technologies, and combine poorly soluble compounds with known biological activity and well established safety profiles

2.

Prevention of disease. Due to the escalating cost of health care, there is much interest in the prevention of disease. It is generally more efficient and productive to maintain health and prevent disease than it is to treat acute illness. We believe disease prevention is the most effective way to improve health and lower health care costs.

3.

Alternative health care including dietary supplements and nutraceuticals. People are increasingly interested in alternative approaches to health care. Many people seek treatment with alternative forms of health care. An important component of alternative health care is the use of nutraceuticals and supplements.

Technology and Products

Our Technology

We believe our technology improves absorption of poorly soluble drugs and improves the bioavailability of delivered active components. This can increase efficacy of the medicines and may possibly present an alternative delivery route. This technology is based on the formation of nanoemulsion with extremely small droplet size, usually smaller than 100 nm, upon contact of the insoluble drug with body fluids.  Because the process mimics the normal physiological process in a human body, these small droplets containing poorly soluble drug are actively absorbed in the body.

There are variations of our nanoemulsion based delivery platform, depending on the physical state of the medication:

1.

Liquid formulations.  Self-nanoemulsifying delivery system used for lorazepam oral spray, liquid forms of vitamins, nanoemulsion of essential oils (Nano E-drops), and topical nanoemulsions with different biologically active compounds. Nanoemulsions, with oil droplets smaller than 100 nm, can penetrate through oral or other mucosal layers, stomach or intestine lining or non-damaged skin. Incorporation of essential oils into nanoemulsion form provides taste masking. It also eliminates product loss due to adhesion to glass walls or metal surfaces and improves the efficacy of the formulations.

2.

Homogeneous vehicle of water miscible non-irritating polar solvents and pharmaceutically acceptable surfactants. Forms nanoemulsion or micellar solution after contact with water media. This approach avoids drug precipitation and can improve transdermal penetration of poorly soluble compounds. The technology can be used in topical compositions of antifungal ointments and lacquer and in natural composition of essential oils for treatment of warts and papillomas.

3.

Semi-solid oral formulations (in soft gelatin capsules).  Self-microemulsifying compositions for incorporation of poorly soluble compounds, including plant extracts and natural components along with different lipids or essential oils. After swallowing, the capsule dissolves and the contents immediately form a fine emulsion with biologically active component organized in small oil droplets. These are effectively absorbed in the gastro-intestinal tract by active transport mechanism, similarly to chylomicrons.  This can be used for enhanced delivery of corosolic acid, poorly soluble active component from Banaba extract, combination of ursolic and corosolic acid/Banaba extract and in formulations with Silymarin, NSAIDs derivatives and other formulations.

Our Products

Pharmaceutical prescriptions

Lorazepam nanoemulsion oral spray for epilepsy/acute seizures emergency treatment

Control of acute severe seizures usually requires hospitalization and emergency treatment by means of intravenous anticonvulsant drugs. Lorazepam is usually a drug of choice because of its fewer side effects and low risk of overdose.  Any delay in effective treatment leads to the possibility of increased mortality and morbidity. The use of anticonvulsants by more convenient routes of administration (buccal, nasal) has been actively studied, but to date no medications in such form have been approved in North America. Accordingly, we believe there is an unmet need for a convenient, acute, and very rapid treatment of the seizure state, particularly in out-of-hospital settings, which does not require parenteral or oral administration.

The oral spray for transmucosal delivery is based on our waterless self-nanoemulsifying formula, which is designed to prevent a drug’s precipitation after contact with saliva.  We believe the spray provides fast onset of action and is designed to optimize drug administration through the oral mucosa lining. Because the drug enters the blood stream directly, it avoids the first pass metabolism in liver and is efficiently and quickly delivered to the brain.

The oral spray formulation of Lorazepam can provide a fast and effective treatment of acute seizures in the hospital, outpatient settings or in the home. This novel form of anticonvulsants is a convenient alternative to injectable (especially intravenous) Lorazepam to efficiently control epilepsy emergencies. This spray formulation can be used either by the patient, if possible, or by any non-trained person even in the time of ongoing seizures.

We believe this product offers the following features:

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Easy and fast non-invasive administration;

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Onset of action is comparable to intravenous injection;

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Suitable for self-administration;

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Can be administered in any setting;

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Easy and convenient control of delivered doses; and

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Can be applied to mucosa of lips or gums even when teeth clenched in a seizure.

We further believe the oral spray formulation of Lorazepam has advantages over existing products, including ease and convenience to use. It can be self-administered or administered by a non-trained person, even if the patient is unconscious.  Also, the product can be easily titrated by varying the number of sprays and thus reduce side effects and withdrawal symptoms. Because most epileptic seizures start in a community setting, rapid and effective treatment that can easily be administered by the patient, family members, caregivers or paramedics if required, is important. The oral spray of Lorazepam can also be used during a seizure, when the patient is clenching his/her mouth, by applying the spray directly to the gum or lip mucosa.

Commercialization potential and development

Management believes that the annual incidence of epileptic seizures and acute repetitive seizures in the United States creates a potential for Lorazepam spray.  We further believe that the use of Lorazepam spray in out-of-hospital settings may significantly decrease mortality caused by acute seizures.

A feasibility study of transmucosal delivered Lorazepam for seizure treatment was initiated in 2012 in collaboration with Dr. P. Carlen of the Toronto Western Hospital, University Health Network.  If preclinical investigations in animals and optimization of the formulation of transmucosal Lorazepam are successful, the spray will be manufactured for toxicological, safety and pharmacokinetics investigations. Analytical development, product optimization and stability program for the selected dosage form will be carried out in accordance with good laboratory practice (GLP) and good manufacturing practice (GMP) requirements.

Required safety pharmacology and toxicology programs will be conducted using the optimal formulation in final dosage form and packaging in accordance with current regulations. Size and duration of toxicology and safety pharmacology program and clinical development program will be established after meeting with Health Canada.

The estimated duration of product development is 24 to 36 months for pre-clinical studies, including toxicology and safety pharmacology. Clinical trials can start within three years after the start of the project. Because the proposed product is based on a long approved and well-known drug with good safety profile, and that we plan to be in the approved dosage range, we believe that an abbreviated clinical development will be sufficient for marketing approval in Canada. We also believe that oral Lorazepam spray in the U.S. will satisfy abbreviated clinical development program requirements outlined in Section 505(b)(2) of Food and Drug Administration (“FDA”) New Drug Application.

 2% Ketoconazole ointment for enhanced delivery of insoluble anti-fungal drug through the skin

Ketoconazole is a synthetic drug used to treat fungal infections. Structurally, Ketoconazole belongs to an Imidazole class of antifungals and works by slowing the growth of fungi that cause infection. Ketoconazole is often used to treat such fungal infections that can spread to different parts of the body through the bloodstream. Examples include yeast infections of the mouth, skin, urinary tract, and blood, and certain fungal infections that begin on the skin or in the lungs and can further spread through the body. Ketoconazole is also used to treat superficial fungal infections of the skin or nails that cannot be treated with other medications.

Ketoconazole is effective in the treatment of fungal infections, but has been shown to possibly cause liver damage.  Current products on the market are represented by oral preparations (tablets and capsules) and topical formulations (creams, ointments, shampoo, ovules).  As with any oral preparation, the drug is absorbed into the blood stream in the gastrointestinal tract and carried to the site of infection after passing through the liver. Due to these inevitable limitations of the orally administered drug, existing oral Ketoconazole products have warnings about possible liver damage as well as other side effects. Additionally Ketoconazole demonstrates a strong inhibitory activity toward Cytochrome P450 and other important enzymatic pathways in the body and cannot be used simultaneously with some other medications.

Existing topical Ketoconazole preparations do not penetrate into the body in significant amounts and cannot cause any serious systemic adverse effects because concentration in the blood is extremely low. While these products deliver Ketoconazole only on the surface at site of application, the drug penetrates into the skin for only a few microns. Unfortunately, such restricted penetration limits antifungal efficacy of the drug to the upper layer of the skin. In the case when a fungal infection is located below the epidermis, topical application of Ketoconazole is non-effective and the drug needs to be used orally.

We have developed what we believe to be an effective topical formulation of 2% Ketoconazole ointment for enhanced delivery of insoluble anti-fungal drug through the skin. Ketoconazole is a drug with very low solubility, but it completely dissolves in a proprietary vehicle of the water washable ointment.  The use of additives prevents Ketoconazole from immediate precipitation on contact with body tissues and a combination of highly penetratable solvents transport the drug in active dissolved state deep into the skin.  This results in effectively treating fungal infections at site of application. We believe that the antifungal activity of incorporated drugs will increase the cure rate when compared with existing Ketoconazole formulations using traditional cream and ointment bases.

We believe this product offers the following features:

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Higher antifungal activity compared to existing products on the market;

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No liver toxicity – topical application with minimal blood absorption;

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No drug interaction with other medications; and

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Wider spectrum of indications and treatments.

Commercialization potential and development

A typical 2% Ketoconazole gel (Xolegel® 2%) has a retail price of approximately $300 for a 60 gram tube. The efficacy of this alcohol based formulation in treatment of superficial fungal infections is believed to be about 25%. We estimate that our penetratable formulation of Ketoconazole will demonstrate a higher antifungal activity, up to 80-90% for susceptible topical fungal strains. In addition, we expect an expansion of the current market for Ketoconazole because of additional indications that our preparation can be used for the treatment of onychomycosis, fungal dermatitis of different origin. We also believe chances for adverse effects for topically administered Ketoconazole are much lower than for oral dosage forms.

Due to well-known active pharmaceutical ingredient and inactive components used in the formulation, we believe the product can get fast approval in Canada after minimal required small trials. We expect that 2% Ketoconazole ointment in the U.S. will satisfy abbreviated clinical development program requirements outlined in Section 505(b)(2) of FDA New Drug Application.

Pharmaceutical – OTC (over the counter) products

Metformin Low Dose Chewable Tablets (Taste Masked)

Metformin is a popular drug for treatment of type 2 diabetes. It is available in tablets 500 and 800 mg and recommended dose can reach 3000 mg per day.  Such high doses are often associated with stomach disturbances such as diarrhea, bloating and bad feelings. The big tablet is difficult to swallow and the unpleasant taste prevents people from chewing the tablets.

Our chewable composition of Metformin can be taken in relatively low doses of 50, 100, 150 and 200 mg. Such tablets can be chewed or administered sublingually as lozenges. This method of administration improves bioavailability and should decrease undesirable side effects. Additionally, we anticipate that low doses of Metformin in chewable tablets could be approved as an OTC product, subject to negotiations with Health Canada, as a medicine for weight control, appetites suppression and treatment of polycystic ovary syndrome (PCOS). We believe the side effects of chewable low dose Metformin tablets are minimal. The formulation and process are patent pending and can be manufactured using standard pharmaceutical equipment. All ingredients are USP/NF or pharmaceutical grade and listed in FDA Inactive Ingredients Guide and/or Canadian List of Acceptable Non-Medicinal Ingredients.

Natural health products (nutraceuticals)

Nano E-drops – nanoemulsion of essential oils combination for treatment of cystitis and urinary tract infections

Infections of the urinary tract (“UTI”) are a common type of human infection. Urinary tract infections can hurt either men or women, although, because of anatomical differences, dominantly women.  We estimate that about half of women will suffer a urinary tract infection or UTI at some point in life. This happens when bacteria infect the system that carries urine out of the body, the kidneys, bladder, and the tubes that connect them. Bladder infections are common and usually not very dangerous if treated promptly. However, if the infection spreads to the kidneys it can cause more serious illness. Most urinary tract infections are caused by Escherichia coli (E. coli), although some other bacteria, viruses, fungi and parasites can also invade the urinary tract. There is also a chance that the infection may enter the bloodstream and spread to other organs and even cause sepsis.

Acute cystitis and kidney infections can often be treated with oral antibiotics (penicillins, cephalosporins and fluoroquinolones) until symptoms disappear. Severe kidney infections may require hospital care, including a course of intravenous antibiotics. UTIs are more often a problem for older adults who require prolonged hospital stays or who live in long-term care facilities.

Some women are prone to getting UTIs repeatedly. Also, people with diabetes are more vulnerable to UTIs, because their immune systems tend to be weaker and sugar that is present in urine in diabetics encourages the growth of bacteria.  Low estrogen levels can make it easier for bacteria to thrive in the vagina or urethra. For this reason, women may be more susceptible to UTIs after menopause.

Beside antibiotic treatment, only few alternative methods are offered to patients with chronic interstitial cystitis or chronic UTI. Herbal diuretics such as Uva ursi, Cranberry and Juniper berries are somewhat useful, but success rates are not significant. We have found that better results were achieved with D-mannose, which interacts with lectins on the bacterial wall of E. coli. Nevertheless, an effective UTI treatment was discovered by Dr. Enes Hasanagic, who invented a mixture of several essential oils, given orally to help eliminate UTIs. Being swallowed, essential oils and their metabolites prevent adhesion of E. coli to the urinary tract epithelium, which in turn decrease bacterial growth and helps to wash the pathogenic microorganisms out.  E-drops developed by Dr. Hasanagic have become popular in Central and Eastern Europe.

The primary limitation for wide use of this remedy is a strong astringent taste and some stomach irritation resulting is consumer dissatisfaction.  Using new pharmaceutical technology, we incorporate the required essential oils into a self-nanoemulsifying composition, which forms nanoemulsion that when added to water, results in a more pleasing taste. This also reduces the loss of active components due to adhesion to walls of the cup. Droplet size of the formed emulsion is around 100 to 200 nm and oil absorption in the stomach is fast without signs of irritation. Such small droplets are absorbed immediately in the gastro-intestinal tract and provide a working concentration of active compounds and metabolites in kidneys, urethras and bladder, thus preventing adhesion of dangerous bacteria.

PURALENTM:   Essential oils combination for treatment of stomach disturbances

PURALEN is a combination of essential oils, similar to E-drops with activity focus shift from urinary tract to gastro-intestinal tract. The product demonstrates healing properties toward UTIs, effectively fights cystitis and kidney disorders, but the dominating action becomes a gentle colon cleansing. This is caused by action of the oil combinations that helps in stomach disturbances, digesting aid and pronounced carminative action. It stops meteorism and provides relief from flatulence. The initiated bowel movement action is very delicate and does not cause any pain or irritation. No habit formation was observed for treatment courses of reasonable duration.

GluCorrect:   Banaba extract in soft gelatin capsules with self-emulsifying formulation for blood sugar control

Recent published statistics by the U.S. Department of Health and Human Studies show that about 25.8 million people in the U.S., or approximately 8.3% of the population, suffer from diabetes. Estimates indicate that this number includes nearly 7 million people who have diabetes and are not aware of it. It is also estimated that another 79 million American adults ages 20 years or older have “pre-diabetes,” which associates with high risk of developing type 2 diabetes, cardiovascular diseases and stroke.  Diabetes often leads to blindness, blood vessel disease, kidney failure, amputations, and nerve damage. Diabetes and its complications are the seventh highest cause of death in the U.S.

Type 2 diabetes is characterized by a reduced sensitivity to insulin signaling and decreased glucose transport efficiency, primarily into fat and muscle cells.  A decreased sensitivity to insulin’s actions causes extended glucose circulation in the blood.  As a result, higher levels of insulin are required to normalize blood glucose concentration.  The developed hyperglycemia and hyperinsulinemia lead to a condition called insulin resistance.

Currently, several antidiabetic drugs have been prescribed for lowering blood sugar levels and for delaying further diabetes development. However, various adverse effects, such as heart failure, hypoglycemia, kidney failure and weight gain were reported.  Health authorities recently restricted access to the antidiabetic drug Avandia (rosiglitazone) in the U.S. and Europe.

We believe that traditional herbal remedies could be a safe alternative to conventional medicine in maintaining a normal level of blood glucose. Several medicinal plants have been studied for their potential anti-diabetic activity including Lagerstroemia speciosa (Banaba), Eriobotrya japonica (Loquat), Ternstroemia gymnanthera (Japanese Cleyera) and others. The major bioactive substance found in these plants is Corosolic acid, a sterol type molecule. A study reported in 2006 by Japanese researchers showed that Corosolic acid significantly affects glucose transport across cell membranes.  (M. Fukushima et al. / Diabetes Research and Clinical Practice, January 2006). Corosolic acid has insulin-like properties and activates glucose passage through membranes, resulting in blood glucose reductions.  A distinctive feature of Corosolic acid is not only the stimulation of glucose transport, but also inhibition of the differentiation of pre-adipocytes into adipocytes (fat cells). That’s why, unlike most other antidiabetic drugs, Corosolic acid reduces blood glucose without increasing adiposity.

Research indicates that Corosolic acid may increase the activity of facilitative glucose transporters, especially GLUT4, located in fat tissue, heart and skeletal muscle.  This carrier-mediated process leads to more efficient use of glucose and also induces a slight lowering of blood sugar without causing hypoglycemia.  The need for insulin is thus reduced, since insulin is secreted in response to high blood glucose levels. When blood glucose is used as fuel for the body and brain and is not in excess, it does not get stored in adipose cells. It is likely that glucose and insulin level modulation reduces total caloric intake and encourages moderate weight loss.

Insulin resistance is an impaired response to the body’s own insulin resulting in active muscle cells not metabolizing glucose as easily as they should. Existing pharmacotherapeutic agents for the treatment of insulin resistance and hyperinsulinemia can cause significant negative side effects.  It is believed that Banaba leaf and its corosolic acid extracts demonstrates a high degree of safety, minimal side effects, and presents a unique therapeutic opportunity.  Recent industry research demonstrates that high strength corosolic acid (18%) from Banaba may offer significant advantages. (G. Klein et al. / Advance Access Publication, March 2007).It may benefit those trying to overcome insulin resistance by helping to use glucose more effectively. It is our belief that using Banaba leaf extract, containing Corosolic acid, for 30 consecutive days may decrease blood glucose levels

A serious limitation to wide use of Corosolic acid is low solubility of this extremely hydrophobic component. We have found that incorporating Banaba extract into oil filled gelatin capsules increases bioavailability, but seriously postpones the onset of action.

We believe that bioavailability drawback was successfully overcome in GluCorrect soft gelatine capsules. Incorporation of the Corosolic acid containing Banaba extract into proprietary composition for enhanced delivery allows fast and effective absorption of active material and onset of glucose lowering action. GluCorrect can be taken 15 to 30 minutes before meals to help control blood glucose level.

Each soft gelatin capsule contains extract of Banaba leaf (Lagerstroemia speciosa), standardized by the active components, Corosolic acid and pure alpha-lipoic acid in a proprietary lipid based vehicle. This combination forms a nanoemulsion in the stomach when the swallowed capsule dissolves and releases biologically active compounds, incorporated into droplets, into the gastro-intestinal tract. The small size of the oil globules (less than 100 nm) makes absorbance fast and complete, significantly increasing bioavailability and efficacy of the active components.

We believe Banaba leaf extracts can effectively control blood glucose levels and may assist with overcoming insulin resistance. Insulin resistance in peripheral tissues, together with the impairment of glucose-induced insulin secretion from pancreatic beta cells, is known as one of the major pathogenic factors of type 2 diabetes.

Alpha-Lipoic acid is a potent antioxidant, synthesized in human body in small amounts and found in broccoli or spinach. This sulphur containing organic acid helps the body to use glucose, hence it's potential role in improving blood sugar control. Alpha-Lipoic acid can reduce complications from a high sugar diet. It is readily absorbed from the developed self-nanoemulsifying composition.

We believe that Alpha-Lipoic acid can increase glucose transporters translocation to cell membranes and to increase glucose uptake in adipose (fat) and muscle cells. Although Lipoic acid does not appear to bind to the insulin receptors like insulin, it can activate the insulin-signaling cascade in the cells.

A unique combination of Banaba extract, containing corosolic acid and alpha-Lipoic acid in a highly bioavailable formulation can help to use glucose as an energy source and suppresses undesirable fat formation. GluCorrect™ is potentially valuable for maintaining stable body weight and optimize glucose metabolism.

URBAN POWER:  Ursolic acid and Banaba extract combination in soft gelatin capsule – for weight control

URBAN POWER™ soft gelatin capsules contain a highly bioavailable combination of Banaba extract (18% Corosolic acid), a natural glucose regulating factor, and pure Ursolic acid extracted from Sage. This can help to transform fat into muscle and alpha-Lipoic acid, a potent antioxidant that helps to promote glucose metabolism and increases sensitivity to insulin. All these components are poorly soluble and have very low absorption in gastro-intestinal tract. URBAN POWER™ is comprised of a self-nanoemulsifying delivery system, which increases solubility and bioavailability of active components.

Optimization of glucose metabolism due to improved sensitivity to insulin, caused by alpha-Lipoic acid and Banaba extract, improves energy supply and prevents fat formation from excessive amounts of sugar. Ursolic acid is a natural compound, present in apple peels and many edible plants. Recent studies indicate that Ursolic acid significantly reduced skeletal muscle atrophy, resulting from two important stress inducers, namely, starvation and muscle denervation. (Kunkel et al / Diabetes Research Center at the University of Iowa, June 2012).  It can be used in the treatment and prevention of skeletal muscle atrophy. Studies also indicate that Ursolic acid can reduce body fat, sugar and lipid levels in blood. Accordingly, we believe this compound could be valuable due to its role in the treatment of diabetes and obesity.

Use of a self-emulsifying vehicle allows significantly increased bioavailability of the active components that increase their efficacy. Fifty mg of Ursolic acid in this delivery system equal approximately 200 mg of traditional hard gelatin capsule formulation.

Banaba leaf extracts exert antidiabetic and antiobesity effects. Animal and human studies indicate that corosolic acid and corosolic acid standardized Banaba extracts may be beneficial in addressing issues associated with elevated blood sugar levels and obesity. Furthermore, corosolic acid exhibits anti-inflammatory, anti-hyperlipidemic, antiviral and antitumor promoting effects. Standardized Banaba extracts in combination with other ingredients demonstrates hypoglycemic, anti-hyperlipidemic and appetite suppressant activities and may be useful in dealing with symptoms associated with metabolic syndrome.

Synergistic effect of combined Ursolic acid and Banana extract with alpha-Lipoic acid, may help in weight control, suppress appetite, diminish fat accumulation, facilitate muscle growing improve glucose metabolism and energy regulation.

Wartzz:   liquid topical composition for treatment of warts and papilloma

There is a number of current products on the market that contain essential oils that are designed to kill viruses in warts, papillomas and other skin tags. Because the essential oils are volatile, the products need to be applied on the warts four to six times a day for two to six weeks.

We have developed Wartzz, a proprietary film forming composition containing a synergistic combination of five essential oils that can be used to kill viruses and needs only be applied once every 24 hours. After application on the wart surface, our composition dries and forms an invisible film.  All active ingredients remain in the film and slowly release for 24 hours at the site of application, effectively killing papilloma viruses. The film is transparent, invisible and water insoluble after the film dries. A new application is to be administered the following day. The formulation is viscous and causes no irritation.

Government Regulation - Pharmaceutical products

Our research and development activities and the future manufacturing and marketing of our pharmaceutical products are subject to extensive regulation by the FDA in the United States, Health Canada in Canada and comparable designated regulatory authorities in other countries.  Among other things, extensive regulations require us to satisfy numerous conditions before we can bring products to market. These regulations are not unique to us and they apply to all competitors in our industry.

The following discussion summarizes the principal features of food and drug regulation in the United States and other countries as they affect our business.

United States

All aspects of our research, development and foreseeable commercial activities relating to pharmaceutical products are subject to extensive regulation by the FDA and other regulatory authorities in the United States. United States federal and state statutes and regulations govern, among other things, the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of pharmaceutical products. The regulatory approval process, including clinical trials, usually takes several years and requires the expenditure of substantial resources.

The steps required before a pharmaceutical product may be marketed in the United States include:

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Preclinical trials

Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety of the product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice, or GLP regulations. We plan to conduct and submit the results of preclinical tests to the FDA as part of our Investigational New Drug Application (“IND”) prior to commencing clinical trials. We may be required to conduct extensive toxicology studies concurrently with the clinical trials.

The results of these evaluations and tests are then submitted to the FDA, together with manufacturing information, analytical data, and protocols for clinical studies, in an IND, to receive an approval from the FDA that the clinical studies proposed under the IND are allowed to proceed;

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Clinical trials

Based on preclinical testing, an IND is filed with the FDA to begin human testing of the drug. The IND becomes effective, if not rejected by the FDA, within 30 days. The IND must indicate the results of previous experiments, how, where and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted in accordance with good clinical practice (“GCP”), regulations. In addition, an Institutional Review Board (“IRB”), generally comprised of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the IND. The IRB also continues to monitor the study. We must submit progress reports detailing the results of the clinical trials to the FDA at least annually. In addition, the FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

Clinical trials involve the administration of a new drug to humans, under the supervision of qualified investigators using the protocol approved by the FDA and IRB, to establish the safety and efficacy of the product candidate for the intended use.

Clinical trials are typically conducted in three sequential phases (Phase I, Phase II, and Phase III), but the phases may overlap. Phase I clinical trials test the drug on healthy human subjects for safety and other aspects, but usually not effectiveness.  Phase II clinical trials are conducted in a limited patient population to gather evidence about the efficacy of the drug for specific purposes, to determine dosage tolerance and optimal dosages, and to identify possible adverse effects and safety risks. When a compound has shown evidence of efficacy and acceptable safety in Phase II evaluations, Phase III clinical trials are undertaken to evaluate and confirm clinical efficacy and to test for safety in an expanded patient population at clinical trial sites in different geographical locations.  Clinical trials need to be conducted in compliance with the FDA’s Good Clinical Practice requirements.

After the completion of clinical trials, if there is substantial evidence that the drug is safe and effective, a New Drug Application (“NDA”) is filed with the FDA. The NDA must contain all of the information on the drug gathered to that date, including data from the clinical trials. NDAs are often over 100,000 pages in length.

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NDA Submission

The results of pre-clinical studies, clinical studies, and adequate data on chemistry, manufacturing and control information to ensure reproducible product quality batch after batch, are submitted to FDA in an NDA to seek approval to market and commercialize the drug product for a specified use. The FDA reviews all submitted NDAs and is governed by the Prescription Drug User Fee Act (“PDUFA”) regarding response time to the application, which is generally 12 months (and shorter for a priority application). It may deny a NDA if it believes that applicable regulatory criteria are not satisfied. The FDA also may require additional clarifications on the existing application or even additional testing for safety and efficacy of the drug.

In such an event, the NDA must be resubmitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Federal Food, Drug and Cosmetic Act, the FDA has 365 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved.

The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter, or an approvable letter that will likely contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. If the FDA’s evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.

If the FDA approves the NDA, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional post marketing studies, or Phase IV studies, to evaluate long-term effects of the approved drug.

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Section 505(b)(2)

A 505(b)(2) application offers an appealing regulatory pathway alternative by permitting companies to obtain FDA approval of NDA without conducting the full complement of safety and efficacy trials.  This application can only be used for drugs that are similar or equivalent to the ones already approved by the FDA in an NDA for another company.  The applicant does not need to get permission from the original filer to use their information and it allows the applicant to rely on studies published in the scientific literature to demonstrate the safety and effectiveness of new drug.  The 505(b)(2) application is intended to encourage sponsors to develop innovative medicines using currently available products by significantly reducing the time and money to bring new application of an old drug to market.

 Foreign Countries

Canadian regulatory procedure is substantially similar to that of the United States.  Before we are permitted to market any of our products outside of the United States and Canada, those products will be subject to regulatory approval by foreign government agencies similar to the FDA or Therapeutic Products Directorate in Canada (“TPD”).  These requirements vary widely from country to country. Generally, however, no action can be taken to market any drug product in a country until an appropriate application has been submitted by a sponsor and approved by the regulatory authorities in that country. Again, similar to the FDA and TPD, each country will mandate a specific financial consideration for the Marketing Application dossiers being submitted. Although an important consideration, FDA or TPD approval does not assure approval by other regulatory authorities. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA or TPD approval.

Natural Health Products

Manufacturing of natural health products for human consumption requires registration of the composition in Health Canada Natural Health Products Directorate in accordance with current regulations and obtaining a Natural Product Number (“NPN”). We have applied for an NPN for all of our nutraceuticals formulations.  Currently we only have NPN number for our nanoemulsion formulation for cystitis treatment, Nano E-drops, but we are confident that we will receive NPNs for our other candidates in the foreseeable future.

For European Union (“EU”) countries, Natural Health Products usually can be registered as “food supplements”. Essential oils nanoemulsion for treatment of cystitis and urinary tract infections (Nano E-drops ) was successfully registered as food supplement in Latvia and placed into the EU database of approved food supplements. It simplifies and accelerates registration and approval of the product in any other EU country.  We also have received an import license in Uzbekistan to sell Nano E-Drops in that country.

 Marketing and Distribution

We plan to market our products through collaborative arrangements with companies that have well-established pharmaceutical and nutraceutical health products marketing and distribution capabilities, including expertise in the regulatory approval processes in their respective jurisdictions.

Currently we have NPN in Canada and registration as food supplement in Latvia (EU) for Nano E-Drops as well as import license for Nano E-Drops in Uzbekistan.

Nutraceuticals have become an important part of mainstream health care. We believe the market for nutraceuticals is growing. Although public awareness of nutraceuticals is increasing, only a small percentage of North Americans actually use nutraceuticals on a regular basis. Thus we believe there is a potential new market for these products for the following reasons:

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Increased use of nutraceutical products for the over-50 population segment, whose numbers are increasing;

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Increased awareness that nutraceuticals is an important part of mainstream health care; and

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Price increases.

Marketing Strategies

We have formulated a strategy that we believe will differentiate us as a company by:

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focusing on science;

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developing unique nutraceuticals and related diagnostics;

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securing a proprietary position for our products;

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advertising aggressively and market through all appropriate distribution channels using all professional means; and

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providing information by a company website to be developed.

Following this strategy, we believe we can gain access to many revenue generating channels through classic pharmaceuticals and other health care products. We further believe there are greater consumer demands, market growth potential and both real and perceived usefulness. We can increase market share by reducing market share of competitors. This strategy will capitalize on the market development to date and capture a share of markets held by existing nutraceuticals. The key benefit is that we have carefully chosen products for the pipeline with the intent to maximize the therapeutic value of their discoveries and technology. This strategy requires extensive advertising in mainstream media, including infomercial, interactive TV, direct mail, independent sales reps and educational inserts/newsletters.  Product studies will support this marketing strategy. In this context, the company will pursue preliminary inquiries from favored vendors.

Management plans to explore new markets for products through strategic positioning. This future strategy will involve developing specialty catalogues, placement on retail shelves of health food stores, educational product inserts/newsletters, media appearances discussing product, and independent sales reps.

We also intend to engage multi-level marketing companies. This strategy would likely involve creating private labels for a large customer. A major component of this strategy is the effect of product identity. This channel of distribution usually requires more price mark-up than the product would tolerate. As of the date hereof, we have not entered into any agreement or understanding with any prospective marketing company.

We further intend to keep capital outlay at a minimum by licensing and/or franchising our products to a brand-name company. This strategy would add value to the product in the form of brand name loyalty, manufacturing strength, and a strong sales/service force already in place.

Marketing Plan

In moving from the start-up stage into the first growth stage, we must identify and match market segments with appropriate distribution channels. Our goal is to expand regionally, both in Canada and the U.S., based on existing markets and consumer profiles. Once we realize regional sales growth and product recognition, we plan to implement a national and international marketing strategy. At such time as we reach this level, management anticipates it will employ a major marketing communications agency.

Our marketing and sales outline is as follows.

Marketing Function

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A complete review and analysis of the proposed product’s market.

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Use of groups conducted with the professional community and general consumers to identify professional and consumer preferences.

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Based on research results, create a product identity.

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Form product identity, establish professional and consumer strategic directions, which would affect product design, packaging, advertising, consumer promotion, and product publicity.

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Develop and launch a marketing plan with all elements and budget for both professional and consumer.

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Actual implementation of the plan to include product design changes, packaging, advertising, consumer promotion, display, and product publicity.

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Consider using a sales organization for retail sales and a broker for the remainder of sales.

Manufacturing

We intend to use third party manufacturer for our products.  Currently we have a signed agreement with Nutralab Ltd. (Markham, Ontario) to manufacture several of our products, such as Nano E-Drops, Banaba extract in soft gelatin capsules and URBAN POWER (Ursolic acid + Banaba extract combination) soft gelatin capsules. The initial batch of 9,000 bottles of Nano E-drops was successfully manufactured, packaged and labeled at Nutralab Ltd. in full compliance with GMP requirements.

We have also selected Vesta Pharmaceuticals Ltd. of Indianapolis, Indiana as the manufacturer of chewable tablets, such as GluCorrect (Banaba extract), although we do not have a definitive agreement.

Raw Material Supplies

Excipients used in our formulations are available from numerous sources in sufficient quantities for manufacturing purposes. We believe raw materials will be available in sufficient quantities for commercial purposes when required.

We also believe future development and marketing partners under licensing and development agreements, if any, will provide, or assist in obtaining, pharmaceutical compounds that are used in products covered under such agreements.

Components used in the production of our consumer/over-the-counter products are available from a number of potential suppliers. We have not secured commercial supply agreements with any supplier referenced below as the components are readily available in the commercial quantities.

We have selected Citrus and Allied Essences Ltd. of Lake Success, New York as a supplier of Natural essential oils, suitable for oral human consumption (FCC and USP/NF grades). American Lecithin will be the supplier of Lecithin.

Compendial high purity oils, acetylated glycerides and pharmaceutically acceptable surfactants are being supplied by Kerry Bio-Science by way of Nealanders International, Inc., Mississauga, Ontario.

Grain alcohol is supplied by Commercial Alcohols Inc., Toronto, Ontario.

OptiPure (Chemco International/Kenco group), Los Angeles, California and Sabinsa Corp., East Windsor, New Jersey, are suppliers of active ingredients for chewable tablets.

Intellectual Property

Patents are a key determinant of market exclusivity for most branded pharmaceutical products. Protection for individual products or technologies extends for varying periods, in accordance with the expiration dates of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent, its scope of coverage and the availability of meaningful legal remedies in the country.

We have one US patent application for nanoemulsion for oral administration of essential oils (application # 61521491 Medicinal Compositions And Method For Treatment Of Urinary Tract Infections). Several patent applications are in preparation and will be filed in 2012 or 2013 after obtaining of supporting animal experimental data, provided we have sufficient funding.

We also have developed brand names and trademarks for products in all areas. We consider the overall protection of our patent, trademark and other intellectual property rights to be of material value and acts to protect these rights from infringement.

Our long-term success will substantially depend upon our ability to obtain patent protection for our technology and our ability to protect our technology from infringement, misappropriation, discovery and duplication. We cannot be sure that any future patent applications will be granted, or that any patents which we own or obtain in the future will fully protect our position.

Our patent rights and the patent rights of biotechnology and pharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. We believe that our existing technology and the patents that we hold or for which we have applied do not infringe anyone else's patent rights. We believe our patent rights will provide meaningful protection against others duplicating our proprietary technologies. We cannot be sure of this, however, because of the complexity of the legal and scientific issues that could arise in litigation over these issues.

We also rely on technological know-how’s, composition’s trade secrets and other unpatented proprietary information. We will seek to protect this information, in part, by confidentiality agreements with our employees, consultants, advisors and collaborators.

Competition

Our future success depends, in part, upon our ability to develop products and achieve market share at the expense of existing and established and future products in the relevant target markets. Existing and future products, therapies, technological approaches or delivery systems will compete directly with our products. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost.

Developments by competitors may render our products or technologies obsolete or non-competitive. Alternatively, competitors may challenge our patents and prevail in a court of law rendering our products, even if they are successfully developed, tested and approved, unmarketable.

Lorazepam spray

We believe there are no oral sprays on the market today containing lorazepam or other benzodiazepines that could treat severe epileptic seizures without hospital settings.

Pfizer/Wyeth markets an injectable drug branded ATIVAN® that is used to treat serious seizures that do not stop (status epilepticus). It is also used before surgeries or procedures to cause drowsiness, decrease anxiety, and cause forgetfulness about the procedure or surgery. This drug may also be used to cause drowsiness in patients who need a tube and machine to help with breathing (intubated), to prevent nausea and vomiting in patients on chemotherapy, and to treat a mental/mood disorder (delirium).  This medication is also available in tablet form and form of oral solution to relieve anxiety and promote sleep.

2% Ketoconazole ointment

There are a number of preparations currently on the market containing ketoconazole, including tablets (200 mg), shampoo (1% and 2%), cream (2%), gel (2%) and foam (2%).  We consider our direct competition to be 2% Ketoconazole gel from Barrier Therapeutics, Inc. / Stiefel Laboratories, Inc., marketed under the brand name Xolegel™, 2% Ketoconazole cream from JSJ Pharmaceuticals marketed under the brand name Kuric™, and 2% Ketoconazole foam marketed by Stiefel Laboratories, Inc. under the brand name Extina® Foam.  Ketoconazole tablets are available in generic form and are marketed by a number of generic drug manufacturers.

Topical formulations of Ketoconazole can be used for treatment of seborrheic dermatitis. Topical Ketoconazole is used also for treating ringworm, jock itch, athlete's foot, dandruff, tinea versicolor and other skin fungal infections, susceptible to Ketoconazole.

Research and Development

Prior to closing the Acquisition Agreement, we have not expended any funds on research and development.  It is our goal to conduct our research program as necessary funds are available.

Employees

At the time of closing the Acquisition Agreement we did not have any employees.  Management is presently in the process of reviewing the near term possibility of engaging qualified personnel to conduct our new business venture.  Initially, we may use non-employee consultants to assist us in formulating a research and development strategy, preparing regulatory submissions, developing protocols for clinical trials, and designing, equipping and staffing future manufacturing facilities. We may also engage non-employee consultants and advisors to assist us in business development. We may find it necessary to periodically hire part-time clerical help on an as-needed basis.

Consultants and advisors usually have the right to terminate their relationships on short notice. Loss of some of these key consultants or advisors could interrupt or delay development of one or more of our products or otherwise adversely affect our business plans.

We expect to continue to need qualified scientific personnel and personnel with experience in clinical testing, government regulation and manufacturing. We may have difficulty in obtaining qualified scientific and technical personnel as there is strong competition for such personnel from other pharmaceutical and biotechnology companies, as well as universities and research institutions. Our business could be materially harmed if we are unable to recruit and retain qualified scientific, administrative and executive personnel to support our expanding activities, or if one or more members of our limited scientific and management staff were unable or unwilling to continue their association with us.

Properties.

We currently use as our principal place of business the business office of our director, Geoff Williams, in Salt Lake City, Utah. We have no written agreement and currently pay no rent for the use of the facilities.  We are presently in the process of locating commercial office space from which to conduct our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

Results of Operations

We have not recorded any revenues since inception.  During the three month period ended September 30, 2012 (“third quarter”), we incurred a net loss of $165,724, an increase of $159,922 when compared to our net loss of $5,802 for the third quarter of 2011.  The increased net loss is primarily attributed to the increase in general and administrative expenses, from $4,350 for the third quarter of 2011 to $121,412 for the 2012 third quarter, due to the development of our pharmaceutical operations. We also incurred $38,684 in research and development expenses for the third quarter of 2012 related to our pharmaceutical operations.  Interest expense of $5,628 for the third quarter of 2012 increased from $1,452 for the third quarter of 2011, attributed to an increase in loans from stockholders during the quarter.

During the nine month period ended September 30, 2012 (“first nine months”), we incurred a net loss of $397,594, an increase of $379,022 when compared to the $18,572 net loss for the comparable 2011 period.  The increased loss for the first nine months of 2012 is primarily attributed to the increase in general and administrative expenses from $14,385 for the 2011 period to $218,408 for the 2012 period.  We also incurred $59,127 in research and development expenses for the first nine months of 2012, which together with the increase in general and administrative expenses, is attributed to development of our pharmaceutical operations.  Additionally, we recorded professional fees of $111,459 for the first nine months of 2012 primarily due to expenses related to the acquisition of the Acquired Products and to costs related to our periodic reporting obligations with the SEC.  Interest expense of $8,600 for the first nine months of 2012 increased from $4,187 for the comparable 2011 period, attributed to an increase in loans from stockholders during the period.

Liquidity and Capital Resources

During the first nine months of 2012, ongoing expenses were paid by principal stockholders.  As of September 30, 2012 and December 31, 2011, we had $0 cash on hand.  On October 23, 2012, the company entered into a demand promissory note agreement whereby we received $100,000 from a related party. At September 30, 2012 we had a payable - related party of $223,270, compared to $59,590 at December 31, 2011.  The increase represents additional payment of ongoing expenses by related parties during the first nine months of 2012.  Accrued interest – related party at September 30, 2012 was $25,790 compared to $17,190 at December 31, 2011, which reflects the added interest on the payable – related party.  Accounts payable increased from $12,408 at December 31, 2011 to $134,722 at September 30, 2012, reflecting an increase in unpaid obligations.

At September 30, 2012, we had a stockholders’ deficit of $383,782 compared to a stockholders' deficit of $89,188 at December 31, 2011.  The increase in stockholders' deficit is primarily attributed to ongoing general and administrative expenses and additional professional fees, principally legal and accounting costs, and research and development expenses.

         We believe we have sufficient funds to carry on general operations for the next four months. We expect that we will need to raise additional funds, most likely from the sale of securities or from stockholder loans, to be able to proceed with our development of the Acquired Products. We may not be successful in our efforts to obtain equity financing to carry out our business plan and there is doubt regarding our ability to complete our planned exploration program.  We estimate that cash requirements for the next twelve months will be approximately $5,000,000.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Recent Accounting Pronouncements

The company has evaluated recent accounting pronouncements and their adoption has not had nor is not expected to have a material impact on the company’s financial position or statements.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

JOBS Act

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

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Be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

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Be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (the “Dodd-Frank Act”), and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act; and

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Instead provide a reduced level of disclosure concerning executive compensation and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

It should be noted that notwithstanding our status as an emerging growth company, we would be eligible for these exemptions as a result of our status as a “smaller reporting company” as defined by the Exchange Act.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Plan of Operation

Following the closing of the Acquisition Agreement we have become engaged in the development and ultimate formulation of other novel formulations of natural compounds and OTC products that have limitations in effective use for human consumption.  We believe our self-emulsifying drug delivery technology can improve the efficacy of existing products and formulations based on natural or well-established compounds and known biologically active compounds. We intend to conduct our research and development through collaborative programs. We anticipate relying on arrangements with third party drug developers such as contract research organizations and clinical research sites for a significant portion of our product development efforts.

The Acquisition Agreement enabled us to acquire certain products, formulas, processes, proprietary technology and/or patents and patent applications related to pharmaceutical, nutraceutical, food supplements and consumer health products. We have not formulated any final products or receive approvals from any regulatory agencies or generated any revenues from product sales. We have not been profitable since our inception through the current date.

We expect to incur significant operating losses for the next several years and until we are able to formulate a commercially viable product.  We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

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Continue to undertake formulation of novel products and subsequent preclinical and clinical trials for our product candidates;

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Seek regulatory approvals for our product candidates;

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Develop, formulate, manufacture and commercialize our products;

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Implement additional internal systems and develop new infrastructure;

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Acquire or in-license additional products or technologies, or expand the use of our technology;

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Maintain, defend and expand the scope of our intellectual property; and

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Hire qualified personnel.

Future product revenue will depend on our ability to develops, receive regulatory approvals for, and successfully market, our product candidates. In the event that our development efforts result in regulatory approval and successful commercialization of our product candidates, we will generate revenue from direct sales of our products and/or, if we license our products to future collaborators, from the receipt of license fees and royalties from licensed products.

Management estimates that our research and development expenses for the next 12 months will be approximately $3.0 million, primarily for research and pilot studies.  We also estimate that other expenses, including personnel, general and administrative and miscellaneous expenses could be as much as $2.0 million during the same time period.  Because we currently have no revenues, most likely the only source of funding these expenses will be through the private sale of our securities, either equity or debt.  We are currently exploring possible funding sources, but we have not entered into any arrangements or agreements for funding as of this time.  If we are unable to raise the necessary funding, our research and development plans will be delayed indefinitely.  There can be no assurance that we will be able to raise the funds necessary to carry out our business plan on terms favorable to the company, or at all.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of our present directors and executive officers.

Name	Age	Position Held with Eastgate
Anna Gluskin	60	CEO and Director
Mirjana Hasanagic	47	President and Director
Brian Lukian	63	CFO and Director
Joseph Schwarz	57	Chief Scientist
Michael Weisspapir	55	Chief Medical Officer
Geoff Williams	42	Director
Nancy Ah Chong	44	Secretary/Treasurer and Director

All directors serve for a one-year term until their successors are elected or they are re-elected at an annual stockholders' meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

There is no arrangement, agreement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer. Also, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs.

There are no agreements or understandings for any officer or director to resign at the request of another person and none of the current offers or directors of are acting on behalf of, or will act at the direction of any other person.   However, two directors, Geoff Williams and Nancy Ah Chong, have agreed to tender their resignations as directors and officers at such time as the balance of $50,000 due to Williams Investment Company under the Acquisition Agreement is paid.

The business experience of each of the persons listed above during the past five years is as follows:

Anna Gluskin became a director and CEO on May 22, 2012.  Ms. Gluskin has over 30 years’ experience in discovering and developing opportunities in the area of biotechnology pharmaceutical and consumer health products.  She is currently managing her own investments related to consumer health products and drug delivery. From October 1997 to September 2010, Ms. Gluskin served as director, Chief Executive Officer and President of Generex Biotechnology Corporation, a company that has developed a proprietary alternative (non-invasive; non-injectable) drug delivery system.  Ms. Gluskin was a Founder of Generex and was instrumental in raising capital for the company.  Generex has developed an oral (buccal delivery insulin spray, Oral-lyn) and a platform from which a number of applications have been tested and others identified.  An over-the-counter spray product pipeline was also developed and was marketed in a number of markets around the globe.

Prior to her position at Generex Biotechnology, Ms. Gluskin served as a director of Interlock Consolidated Corporation, a Canadian public company, engaged in the sale and fabrication of pharmaceutical manufacturing facilities.  Ms. Gluskin successfully participated in the set-up of pharmaceutical facilities in Russia and other countries in Eastern Europe. Ms. Gluskin has a number of patents for innovative pharmaceutical drugs in her name.  She holds a Master’s Degree in Microbiology and Genetics from Moscow State University.  She holds an equivalent degree from the University of Toronto.

Mirjana Hasanagic became a director and President on May 22, 2012. Ms. Hasanagic has over 20 years of managerial experience including marketing, budgeting and accounting, purchasing and inventory control and staff supervision.  She has held various executive positions within pharmaceuticals and healthcare industries. From 2009 to 2012, she has served as President of Nano Essentials, Inc., a Toronto company developing products containing nano-sized delivery vectors.

From 2000 to 2008, Ms. Hasanagic was president of Go Laser Inc., a Waterloo based company engaged in herbalism and alternative medicine to treat infections, skin ailments and viral diseases. Her interest and experience in natural health products and diagnostics has led her to develop formulations that provide better absorption and delivery with the goal of attaining long term recovery and/prevention. Ms. Hasanagic holds Medical Doctor (Alternative Medicine), Herbalism degree from Indian Board of Alternative Medicine and B.A., Philosophy, Linguistics & Literature from University of Sarajevo, Bosnia. On May 27, 2009, Ms. Hasanagic filed for protection under the bankruptcy laws in the District Court of the City of Waterloo, Ontario, Canada.  The bankruptcy was discharged by the Court on February 28, 2010.

Brian Lukian became a director and CFO May 22, 2012. Mr. Lukian has Over 30 years of financial, strategic and business leadership experience in various industries and countries. Since January 2007, he has been providing consulting services in regards to mergers and acquisitions, turnarounds, financings as well as business and industry analysis.  From 2000 through 2006, he was employed as Chief Financial Officer and Chief Operating Officer for several public companies in United States and Canada, for which he was responsible for  public company reporting requirements with the SEC in the USA and all jurisdictions in Canada.

Mr. Lukian earned his certificate as Chartered Accountant, McGill University, while employed by Ernst & Young, Montreal, Canada and is a member of the Order of Chartered Accountants of Quebec. Mr. Lukian also has a United States Investment Bankers license, Series Seven. He received a Bachelor of Commerce from Loyola College, Montreal, Canada.

Geoff Williams. Mr. Williams has served as a director and President and CEO of our company since its inception in September 1999.  He resigned as President and CEO on May 22, 2012. From 1994 to the present, Mr. Williams has been a representative of Williams Investments Company, a Salt Lake City, Utah financial consulting firm involved in facilitating mergers, acquisitions, business consolidations and financings.  Mr. Williams attended the University of Utah and California Institute of the Arts.  Mr. Williams also serves as our principal financial officer and principal accounting officer.

Mr. Williams is currently a director, President and CEO of Westgate Acquisitions Corp. and, until he resigned in February 2010, he was a director, President and CEO of Greyhound Commissary, Inc., now known as Tanke Biosciences Corp. Mr. Williams served as a director of U.S. Rare Earths, Inc., a rare earths mining company from November 2011 to August 2012. He has also served as President and a director of Protect Pharmaceutical Corporation, a drug development company, from February 14, 2012 to the present.

Nancy Ah Chong. Ms. Ah Chong became a director and Secretary / Treasurer of our company in September 2006.  From August 2004 to the present, she has been an office manager for Williams Investment Company, a Salt Lake City, Utah financial consulting firm involved in facilitating mergers, acquisitions, business consolidations and financings.  Previously, Mrs. Ah Chong was an administrative assistant for Forsgren Associates in Salt Lake City from March 2004 to August 2004.  She has also worked as a customer service representative for Overstock.com from November 2003 to January 2004 and O’Currance from February 2001 to November 2003, and as a marketing and travel coordinator for MGIS from February 2000 to August 2001. Mrs. Ah Chong attended and graduated from the Omaha Institute of Art and Design in Omaha, Nebraska.

Ms. Ah Chong is currently a director and Secretary / Treasurer of Westgate Acquisitions Corp. and, until she resigned in February 2010, she was a director and Secretary / Treasurer of Greyhound Commissary, Inc., now known as Tanke Biosciences Corp.  Ms. Ah Chong also became a director and Secretary of Protect Pharmaceutical Corporation on February 14, 2012.

Joseph Schwarz became Chief Scientist on May 22, 2012. Mr. Schwarz has a graduate degree in Polymer Chemistry from Moscow State University, and a PhD in Organic Chemistry from Zelinsky Organic Chemistry Institute (Academy of Science, Moscow), Laboratory of polynitrocompounds. He has more than 40 publications 8 issued US patents and approximately 20 US patent applications. He has more than 20 years in pharmaceutical R&D Experience.  Mr. Schwarz is a pharmaceutical technology and formulation expert in sustained release formulations for oral, topical, transmucosal, ophthalmic and parenteral application; biodegradable nano- and micro particles for controlled drug delivery of small molecules, peptides and proteins; colloidal drug delivery systems – nanoemulsions, micelles, hybrid nanoparticles; development and manufacturing of generic and brand pharmaceutical and cosmetic products. Mr. Schwarz served as Chief Scientist position (CS) at AlphaRx Canada from 2004  to 2011 and was Senior Manager/Formulation Development at Novopharm Pharmaceuticals LTD from 2003 to 2004.

Michael Weisspapir became Chief Medical Officer on May 22, 2012 and has over 25 years’ experience in pharmacology and drug development.  His knowledge spans all stages of drug development including pharmacology, toxicology, pharmaceutical science and neuroscience. He is also experienced in immunomodulators, anti-inflammatory drugs, anticonvulsant, anticancer agents as well as different methods of administration including parenteral, oral, transdermal and topical applications.

Mr. Weisspapir’s has experience with new drug evaluation for efficacy and safety (immunomodulators, chemotherapeutic agents, NSAID, anticonvulsants, antioxidants). This includes design and implementation of animal models of different indications, implementation of in vivo and in vitro experimental protocols as well as with controlled drug delivery systems, submicron emulsion, nanoemulsions, biodegradable nanoparticulate systems (NSAID, SAID, tranquilizers, anticonvulsants, peptides, antibiotics).  His most recent past work experience includes Chief Medical Scientist position (CMS) at AlphaRx Canada (2004 -2011).

Mr. Weisspapir currently holds three patents, has 20 patent applications and has been published in over 20 pharmacological and toxicological journals.  Mr. Weisspapir holds a Medical Doctor degree and Ph.D. degree in Pharmacology- both from Chelyabinsk State Medical Institute, Russia.

Committees of the Board of Directors

No director is deemed to be an independent director. Currently we do not have any standing committees of the board of directors. Until formal committees are established, our board of directors will perform some of the functions associated with a nominating committee and a compensation committee, including reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. The board will also perform the functions of an audit committee until we establish a formal committee.

Relationships and Related Party Transactions

       Except as set forth below, we have not entered into any other material transactions with any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family.

On May 22, 2012, we acquired the Acquired Products from Anna Gluskin, our current President and CEO, pursuant to the Acquisition Agreement. In exchange for the Acquired Products, we issued 10 million shares of common stock to the following persons who subsequently became directors and/or executive officers of the company:

●

Anna Gluskin (Director and Chief Executive Officer)

3,500,000 shares

●

Mirjana Hasanagic  (Director and President)

2,000,000 shares

●

Joseph Schwarz  (Chief Scientist)

2,000,000 shares

●

Michael Weisspapir (Chief Medical Officer)

2,000,000 shares

●

Brian Lukian  (Director and Chief Financial Officer)

   500,000 shares

As a provision of the Acquisition Agreement, Williams Investment Company was to be paid $100,000 for services rendered in connection with the execution of the agreement and the transactions contemplated thereby.  Of that amount $50,000 was paid at the closing and $50,000 is to be paid at such time as the company realizes additional financing in the minimum amount of $300,000.  H. Deworth Williams is a principal stockholder of the company and is the principal owner of Williams Investment Company.  Two current directors, Geoff Williams and Nancy Ah Chong, are employees of Williams Investment Company and have agreed to resign as directors when the final $50,000 payment is paid to Williams Investment Company.

On October 23, 2012, Ms. Gluskin loaned $100,000 to the company pursuant to the terms of a demand promissory note agreement. The note is unsecured, carries interest at the rate of 5% per annum and is payable on demand. The company will use the proceeds from the loan to conduct its general business operations until additional funding can be arranged, of which there can be no assurance.

The company has recorded expenses paid on its behalf by principal stockholders as a related party payable. The note bears interest at 10 percent, is unsecured and is due and payable upon demand. As of September 30, 2012, the balance of the note payable $223,270,, with accrued interest of $25,790.

Executive Compensation

We have not had a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. We have not paid any salaries or other compensation to officers, directors or employees for the years ended December 31, 2011 and 2010. Further, we have not entered into an employment agreement with any of our officers, directors or any other persons and no such agreements are anticipated in the immediate future. We expect that directors will defer any compensation until such time as the company is in a better financial position and will strive to have the business opportunity provide their remuneration. As of the date hereof, no person has accrued any compensation.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 19, 2012, to the best of our knowledge, with respect to each person believed to be the beneficial owner of more than 5% of our outstanding common stock, each director and executive officer and by all directors and executive officers as a group. For purposes of disclosure, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Unless otherwise noted, the address of each person below will be c/o Eastgate Acquisitions Corporation, 2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109.

Name of Beneficial Owner	Number of Shares	Percent of Class(1)
Directors and Officers
Anna Gluskin*	3,500,000	11.1%
Mirjana Hasanagic*	2,000,000	6.3%
Brian Lukian*	500,000	1.6%
Joseph Schwarz*	2,000,000	6.3%
Michael Weisspapir *	2,000,000	6.3%
Geoff Williams *	4,635,000	14.7%
Nancy Ah Chong *	0	0%
5% Stockholders
TGT Investment Management Inc.(2)	10,000,000	31.6%
Edward F. Cowle*	4,635,000	14.7%
H. Deworth Williams	2,195,445	6.9%
All Directors and Officers as a group (7 persons)	14,635,000	46.3%

* Director and/or executive officer

Note: Unless otherwise indicated, we have been advised that each person above has sole voting power over the shares indicated above.

(1) Based upon 31,625,000 shares of common stock outstanding on November 19, 2012.

(2)

TGT Investment Management Inc. is privately held investment holding company, of which investment and holding control is held by Rose Perri.

DESCRIPTION OF SECURITIES

Common Stock

Authorized and Outstanding

We are authorized to issue up to 100 million shares of common stock, par value $0.0001 per share, of which 31,625,000 shares are outstanding as of the date of this prospectus.

Voting Rights

Each holders of our common stock has the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation or bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock have been fully paid and are non-assessable.

Transfer Agent

We have designated as our transfer agent Interstate Transfer Company, 6076 South 900 East, Suite 101, Salt Lake City, Utah 84121.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors, officers and persons acting at our request as an officer or director, will be indemnified by us to the fullest extent authorized by the general corporate laws of Nevada.  This indemnification applies to all expenses and liabilities reasonably incurred in connection with services for us or on our behalf if:

●

such person acted in good faith with a view to our best interests; and

●

in the case of a monetary penalty in connection with a criminal or administrative action or proceeding, such person had reasonable grounds to believe that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Leonard E. Neilson, Attorney at Law, 8160 South Highland Drive, Suite 104, Sandy, Utah 84093, telephone (801) 733-0800, has acted as our special legal counsel.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2011 and 2010 appearing in this prospectus have been audited by Sadler, Gibb & Associates, L.L.C, independent certified public accountants, Salt Lake City, Utah.  Their report is given upon their authority as experts in accounting and auditing. Our unaudited financial statements for the nine-month period ended September 30, 2012 have been prepared by the company.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus was hired on a contingent basis, will receive a direct or indirect interest in Eastgate or has acted or will act as a promoter, underwriter, voting trustee, director, officer, or employee of our company.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC in accordance with its rules and regulations. This prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules. You may inspect our registration statement, without charge, at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

You also may request a copy of the registration statement and these filings by contacting us electronically at information@eastgatepharmaceuticals.com.

Upon the effectiveness of our registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file reports and other information with the SEC. These reports and other information may also be inspected and copied at the SEC’s public reference facilities or its web site.

EASTGATE ACQUISITIONS CORPORATION

(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2011 and 2010

Eastgate Acquisitions Corporation

(A Development Stage Company)

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

F-3

Balance Sheets as of December 31, 2011 and 2010

F-4

Statements of Operations for the Years Ended December 31, 2011 and 2010 and

from inception on September 8, 1999 through September 30, 2012

F-5

Statements of Stockholders’ Deficit from inception on September 8, 1999 through

September 30, 2012

F-6

Statements of Cash Flows for the Years Ended December 31, 2011 and 2010 and

from inception on September 8, 1999 through September 30, 2012

F-7

Notes to Financial Statements

F-8

SADLER, GIBB & ASSOCIATES, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Eastgate Acquisitions Corporation

We have audited the accompanying balance sheets of Eastgate Acquisitions Corporation (the Company) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Eastgate Acquisitions Corporation as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had net losses of $29,920 and $24,354 for the years ended December 31, 2011 and 2010, respectively, and accumulated losses of $121,388 as of December 31, 2011, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Salt Lake City, UT

April 10, 2012

EASTGATE ACQUISITIONS CORPORATION
(A Development Stage Company)
Balance Sheets

ASSETS

	December 31,	December 31,
	2011	2010

CURRENT ASSETS

Cash	$-	$-

Total Current Assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$12,408	$1,020
Accrued interest - related party	17,190	11,213
Payable - related party	59,590	53,035

Total Current Liabilities	89,188	65,268

STOCKHOLDERS' DEFICIT

Common stock; 20,000,000 shares authorized,
at $0.00001 par value, 1,500,000 shares issued
and outstanding	116	15
Additional paid-in capital	32,084	26,185
Deficit accumulated during the development stage	(121,388)	(91,468)

Total Stockholders' Deficit	(89,188)	(65,268)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIT	$-	$-

The accompanying notes are an integral part of these financial statements.

EASTGATE ACQUISITIONS CORPORATION
(A Development Stage Company)
Statements of Operations

			From
			Inception on
			September 8,
	For the Years Ended		1999 Through
	December 31,		December 31,
	2011	2010	2011

REVENUES	$-	$-	$-

OPERATING EXPENSES

General and
administrative	23,943	18,920	104,198

Total Operating Expenses	23,943	18,920	104,198

LOSS FROM OPERATIONS	(23,943)	(18,920)	(104,198)

OTHER EXPENSES

Interest expense	(5,977)	(5,434)	(17,190)

Total Other Expenses	(5,977)	(5,434)	(17,190)

LOSS BEFORE INCOME TAXES	(29,920)	(24,354)	(121,388)
PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(29,920)	$(24,354)	$(121,388)

BASIC LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE
NUMBER OF COMMON SHARES
OUTSTANDING	11,625,000	11,625,000

The accompanying notes are an integral part of these financial statements

EASTGATE ACQUISITIONS CORPORATION
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)
Balance at inception on September 8, 1999	-	$-	$-	$-	$-
Common stock issued for cash on
September 8, 1999 at $0.00001 per share	11,625,000	116	384	-	500
Net loss from inception on September 8, 1999
through December 31, 1999	-	-	-	-	-
Balance, December 31, 1999	11,625,000	116	384	-	500

Net loss for the period from
January 1, 2000 through
December 31, 2004	-	-	-	(3,320)	(3,320)
Balance, December 31, 2004	11,625,000	116	384	(3,320)	(2,820)

Services contributed by shareholders	-	-	500	-	500
Net loss for the year ended
December 31, 2005	-	-	-	(600)	(600)
Balance, December 31, 2005	11,625,000	116	884	(3,920)	(2,920)

Services contributed by shareholders	-	-	1,700	-	1,700
Net loss for the year ended
December 31, 2006	-	-	-	(5,555)	(5,555)
Balance, December 31, 2006	11,625,000	116	2,584	(9,475)	(6,775)

Services contributed by shareholders	-	-	5,500	-	5,500
Net loss for the year ended
December 31, 2007	-	-	-	(9,681)	(9,681)

Balance December 31, 2007	11,625,000	116	8,084	(19,156)	(10,956)

Services contributed by shareholders	-	-	6,000	-	6,000
Net loss for the year ended
December 31, 2008	-	-	-	(24,309)	(24,309)
Balance, December 31, 2008	11,625,000	116	14,084	(43,465)	(29,265)

Services contributed by shareholders	-	-	6,000	-	6,000
Net loss for the year ended
December 31, 2009	-	-	-	(23,649)	(23,649)
Balance, December 31, 2009	11,625,000	116	20,084	(67,114)	(46,914)

Services contributed by shareholders		-	6,000	-	6,000
Net loss for the year ended
December 31, 2010	-	-	-	(24,354)	(24,354)
Balance, December 31, 2010	11,625,000	$116	$26,084	$(91,468)	$(65,268)

Contributed services	-	-	6,000	-	6,000
Net loss for the year ended
December 31, 2011	-	-	-	(29,920)	(29,920)
Balance, December 31, 2011	11,625,000	$116	$32,084	$(121,388)	$(89,188)

The accompanying notes are an integral part of these financial statements.

EASTGATE ACQUISITIONS CORPORATION
(A Development Stage Company)
Statements of Cash Flows

			From
			Inception on
			September 8,
	For the Years Ended		1999 Through
	December 31,		December 31,
	2011	2010	2011

OPERATING ACTIVITIES

Net loss	$(29,920)	$(24,354)	$(121,388)
Adjustments to reconcile net loss to net cash
used by operating activities:
Expenses paid on the Company's behalf
by a related party	6,555	14,900	59,590
Services contributed by shareholders	6,000	6,000	31,700
Changes in operating assets and liabilities:
Accrued interest - related party	5,977	5,434	17,190
Accounts payable	11,388	(1,980)	12,408

Net Cash Used in
Operating Activities	-	-	(500)

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Common stock issued for cash	-	-	500

Net Cash Provided by
Financing Activities	-	-	500

NET DECREASE IN CASH	-	-	-

CASH AT BEGINNING OF PERIOD	-	-	-

CASH AT END OF PERIOD	$-	$-	$-

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-
The accompanying notes are an integral part of these financial statements.

EASTGATE ACQUISITIONS CORPORATION

 (A Development Stage Company)

Notes to Financial Statements

December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Eastgate Acquisitions Corporation (The Company) was organized on September 8, 1999, under the laws of the State of Delaware. The Company is a development stage company and has not commenced principle operations as of the balance sheet date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2011 and 2010.

	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
Loss (numerator)	$(29,920)	$(24,354)
Shares (denominator)	11,625,000	11,625,000
Per share amount	$(0.00)	$(0.00)

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Comprehensive Income

The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the period ended December 31, 2011 and 2010.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of December 31, 2011 and 2010.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Income Taxes

The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

EASTGATE ACQUISITIONS CORPORATION

 (A Development Stage Company)

Notes to Financial Statements

December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to net the loss before provision for income taxes for the following reasons:

	December 31, 2011	December 31, 2010
Income tax expense at statutory rate	$(11,668)	$(9,498)
Contributed services	2,340	2,340
Valuation allowance	9,328	7,158
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	December 31, 2011	December 31, 2010
NOL carryover	$37,530	$28,202
Valuation allowance	(37,530)	(28,202)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $54,312 for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a December 31 fiscal year end.

Stock-Based Compensation.

As of December 31, 2011, the Company has not issued any share-based payments to its employees.

The Company adopted ASC 718 effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had nor is not expected to have a material impact on the Company’s financial position or statements.

EASTGATE ACQUISITIONS CORPORATION

 (A Development Stage Company)

Notes to Financial Statements

December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has accumulated deficit of $121,072 as of December 31, 2011.  The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

 NOTE 3 - NOTE PAYABLE-RELATED PARTY

Through December 31, 2009, the Company had a note payable to a shareholder of $38,135 for various services provided and expenses paid by a shareholder on behalf of the Company.  During 2011 and 2010, the same shareholder paid for additional expenses of $6,555 and $14,900, respectively, which have been accrued in note payable to related party at December 31, 2011 and 2010. The note payable is unsecured, accrues interest at 10% per annum and is due upon demand. As of December 31, 2011 and 2010, the Company owes $17,190 and $11,213 of accrued interest to the related party, respectively.

NOTE 4 - CONTRIBUTED SERVICES

During the years ended December 31, 2011 and 2010, a related-party has contributed various administrative services to the Company. These services include basic management and accounting services, and utilization of office space and equipment. These services have been valued at $6,000 for each of the years ended December 31, 2011 and 2010.

NOTE 5 - SUBSEQUENT EVENTS

On March 19, 2012, the Company effected a forward stock split of all issued and outstanding common stock on a seven and three-quarters (7.75) shares for one (1) basis. The Company’s stock was increased from 1.5 million shares of common stock issued and outstanding to approximately 11.625 million shares following the split. In accordance with ASC 505, the effect of the forward stock split has been retroactively applied to these financial statements.

On January 15, 2012, the Company entered into a Patent Acquisition Agreement to acquire certain products, formulas, processes, proprietary technology and/or patents and patent applications related to pharmaceutical, nutraceutical, food supplements and consumer health products. In exchange for the acquired products and technology, the Company has agreed to issue at the closing to the seller 10 million shares of the Company’s authorized, but previously unissued common stock, post-split as discussed below.  The closing of the agreement is contingent upon realizing initial financing of $50,000.  The Company has not entered into any agreement or arrangement to secure the aforementioned funding and there can be no assurance that the Company will be able to raise the funds.

EASTGATE ACQUISITIONS CORPORATION

(A Development Stage Company)

FINANCIAL STATEMENTS

September 30, 2012 and 2011

EASTGATE ACQUISITIONS CORPORATION
(A Development Stage Company)
Condensed Balance Sheets

ASSETS

	September 30,	December 31,
	2012	2011
	(Unaudited)

CURRENT ASSETS

Cash	$-	$-

Total Current Assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$134,722	$12,408
Accrued interest - related party	25,790	17,190
Payable - related party	223,270	59,590

Total Current Liabilities	383,782	89,188

STOCKHOLDERS' DEFICIT

Common stock; 100,000,000 shares authorized,
at $0.00001 par value, 31,625,000 and 11,625,000
shares issued and outstanding, respectively	316	116
Additional paid-in capital	134,884	32,084
Deficit accumulated during the development stage	(518,982)	(121,388)

Total Stockholders' Deficit	(383,782)	(89,188)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIT	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

EASTGATE ACQUISITIONS CORPORATION
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)
					From
					Inception on
					September 8,
	For the Three Months Ended		For the Nine Months Ended		1999 Through
	September 30,		September 30,		September 30,
	2012	2011	2012	2011	2012

REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES
Professional fees	-	-	111,459	-	111,459
Research and development	38,684	-	59,127	-	59,127
General and administrative	121,412	4,350	218,408	14,385	322,606
Total Operating Expenses	160,096	4,350	388,994	14,385	493,192

LOSS FROM OPERATIONS	(160,096)	(4,350)	(388,994)	(14,385)	(493,192)

OTHER EXPENSES
Interest expense	(5,628)	(1,452)	(8,600)	(4,187)	(25,790)
Total Other Expenses	(5,628)	(1,452)	(8,600)	(4,187)	(25,790)

LOSS BEFORE INCOME TAXES	(165,724)	(5,802)	(397,594)	(18,572)	(518,982)
PROVISION FOR INCOME TAXES	-	-	-	-	-

NET LOSS	$(165,724)	$(5,802)	$(397,594)	$(18,572)	$(518,982)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.00)	$(0.02)	$(0.00)

BASIC AND DILUTED WEIGHTED AVERAGE
NUMBER OF COMMON SHARES OUTSTANDING
	31,625,000	11,625,000	21,260,036	11,625,000

The accompanying notes are an integral part of these condensed financial statements

EASTGATE ACQUISITIONS CORPORATION
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)
			From
			Inception on
			September 8,
	For the Nine Months Ended		1999 Through
	September 30,		September 30,
	2012	2011	2012
OPERATING ACTIVITIES

Net loss	$(397,594)	$(18,572)	$(518,982)
Adjustments to reconcile net loss to net cash
used by operating activities:
Expenses paid on the Company's behalf
by a related party	163,680	5,555	223,270
Common stock issued for services	100,000	-	100,000
Services contributed by shareholders	3,000	4,500	34,700
Changes in operating assets and liabilities:
Change in accrued interest	8,600	4,187	25,790
Change in accounts payable	122,314	4,330	134,722

Net Cash Used in Operating Activities	-	-	(500)

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Common stock issued for cash	-	-	500

Net Cash Provided by Financing Activities	-	-	500

NET DECREASE IN CASH	-	-	-

CASH AT BEGINNING OF PERIOD	-	-	-

CASH AT END OF PERIOD	$-	$-	$-

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

NON CASH FINANCING ACTIVITIES:	$-	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

EASTGATE ACQUISITIONS CORPORATION

 (A Development Stage Company)

Notes to Financial Statements

September 30, 2012 and 2011

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2012, and for all periods presented herein have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2011 audited financial statements.  The results of operations for the periods ended September 30, 2012 and 2011 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

         NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

EASTGATE ACQUISITIONS CORPORATION

 (A Development Stage Company)

Notes to Financial Statements

September 30, 2012 and 2011

         NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or statements.

         NOTE 4 – RELATED-PARTY TRANSACTIONS

The Company has recorded expenses paid on its behalf by shareholders as a related party payable. The note bears interest at 10 percent, is unsecured and is due and payable upon demand. The balance of this payable totaled $223,270 and $59,590 at September 30, 2012 and December 31, 2011, respectively.  The balance in interest accrued on the note totaled $25,790 and $17,190 at September 30, 2012 and December 31, 2011, respectively.

During the nine months ended September 30, 2012, the Company issued 10,000,000 shares of its common stock to a Company officer for patents and services. The patents were valued at $0 and the services were valued at $50,000 and have been recorded in equity.

During the nine months ended September 30, 2012, Company shareholders performed services valued at $3,000 which have been recorded as a contribution to capital. During the same period, the Company authorized the issuance of 10,000,000 shares of its common stock for services valued at $50,000.

NOTE 5 – STOCKHOLDERS’ EQUITY

During 2011 and 2012, an officer of the Company has contributed various administrative services to the Company. These services include basic management and accounting services, and utilization of office space and equipment. These services have been valued at $500 per month of service and have been recorded as capital contributions of $3,000 and $6,000 as of the periods ending September 30, 2012 and December 31, 2011, respectively.

On May 22, 2012 pursuant to a patent acquisition agreement, the Company issued 10,000,000 shares of common stock valued at $0.005 per share to a Company officer in exchange for patent rights contributed, and forgiveness of debt to a related party of $50,000.  Also pursuant to the patent acquisition agreement, the Company issued an additional 10,000,000 shares of common stock to a third party in exchange for patent rights, valued also at $0.005 per share.

         NOTE 6 – SUBSEQUENT EVENTS

On October 23, 2012 the Company entered into a promissory note agreement whereby the Company received $100,000 from a related party. The note accrues interest at a rate of 5% per annum, is unsecured and is due on demand.

In accordance with ASC 855 Company management reviewed all material events through the date of this report and determined that there are no additional material subsequent events to report.

Eastgate Acquisitions Corporation

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be paid by us, are as follows:

Filing fee under the Securities Act of 1933

$        10

Accountants’ fees and expenses

     7,500

Legal fees and related expenses

   20,000

Blue Sky fees and expenses

     1,000

Printing and Edgar expenses

     3,500

Transfer agent fees

Miscellaneous

     2,500

     Total

$ 35,010

Item 14.

Indemnification of Directors and Officers

Nevada corporate law provides that the our corporation must indemnify any person who is or is threatened to be made a party to any pending or completed action suite or proceeding, whether civil or criminal, administrative or investigative except an action by right of the corporation, by reason of the fact that the person, is or was a director, officer, employee or agent of the corporation including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or other applicable Nevada statute or law, or acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe the conduct was unlawful. Our corporation must indemnify officers, directors, employees, agents and other persons to the maximum extent permitted by the Nevada Revised Statutes.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Nevada Revised Statutes.

The foregoing indemnification right shall not be exclusive of any other right which an indemnified person may have or hereafter acquire by statute, articles of incorporation, bylaws, agreement, vote of stockholder or other means.

Item 15.

Recent Sales of Unregistered Securities

Upon closing the Patent Acquisition Agreement the company issued 10 million shares of common stock (valued at $0.005 per share) to the seller, Anna Gluskin and/or her assigns, in exchange for the assignment of the acquired products and technology.  The company also issued 10 million shares of common stock (valued at $0.005 per share) to TGT Investment Management Inc. in consideration for services rendered for and monies advanced to Eastgate.  The following persons received the above referenced shares pursuant to the Patent Acquisition Agreement.

●

Anna Gluskin

3,500,000 Shares

●

Mirjana Hasanagic

2,000,000 Shares

●

Joseph Schwarz

2,000,000 Shares

●

Michael Weisspapir

       2,000,000 Shares

●

Brian Lukian

    500,000 Shares

●

TGT Investment Management Inc.

     10,000,000 Shares

All of the above referenced shares were issued in a private transaction to persons familiar with the company’s business pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. The company believes that persons acquiring the common stock set forth above, had direct contact with the company and/or possessed adequate information concerning the company and the requisite level of knowledge and sophistication to evaluate the merits of the company.  No form of solicitation document was used in the issuance of the shares. The shares of common stock are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer unless the shares are first registered or qualify for an exemption.

Item 16.

Exhibits and Financial Statement Schedules

(a) The following exhibits are filed with this Registration Statement:

Exhibit No.

Exhibit Description

  2.1 (1)

       Patent Acquisition Agreement

  2.2 (1)

First Addendum to Patent Acquisition Agreement

  3.1 (2)

Certificate of Incorporation and amendments thereto

  3.2

Amendments to Certificate of Incorporation

  3.3 (2)

Bylaws

  4.1 (2)

Instrument defining security holder rights

  5.1

Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered

10.1

       Agreement for Private Label & Custom Manufacturing

23.1

Consent of Sadler, Gibb & Associates, L.L.C, Independent Certified Public Accountants

23.2

       Consent of Leonard E. Neilson, Attorney at Law (Included as part of Exhibit 5.1)

________________

(1)

Previously filed as exhibit to Form 8-K on May 29, 2012.

(2)

Previously filed as exhibit to Form 10-SB on November 2, 2007.

Item 17.

Undertakings

We hereby undertake:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)

To include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference  into the registration statement or prospectus that is part of the registration statement will, as to apurchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Canada, on this 19th day of November 2012.

EASTGATE ACQUISITIONS CORPORATION

(REGISTRANT)

By:   /S/     ANNA GLUSKIN

Anna Gluskin

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature

Title

Date

 /S/     ANNA GLUSKIN

President, Chief Executive Officer

November 19 2012

Anna Gluskin

and Director

(Principal Executive Officer)

/S/     MIRJANA HASANAGIC

President and Director

November 19, 2012

Mirjana Hasanagic

/S/     BRIAN LUKIAN

Chief Financial Officer

November 19, 2012

Brian Lukian

and Director

(Principal Financial Officer and

Accounting Officer)

S-4